UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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FAIR ISAAC CORPORATION

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 3, 2021,

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2021 Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Wednesday, March 3, 2021

PLACE*	Fair Isaac Corporation

181 Metro Drive

San Jose, California 95110

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2022 Annual Meeting and thereafter until their successors are elected and qualified;

2.	To approve the 2021 Long-Term Incentive Plan;

3.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the accompanying proxy statement;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on January 4, 2021. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 181 Metro Drive, San Jose, California 95110.

ANNUAL REPORT	Our 2020 Annual Report on Form 10-K accompanies the proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 27, 2021

* We intend to hold the Annual Meeting in person. However, we are actively monitoring the COVID-19 pandemic and are sensitive to public health concerns and the quarantine or shelter-in-place protocols and related restrictions that may be imposed. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. These announcements will be made by press release that will also be filed as additional proxy materials, as applicable, with the U.S. Securities and Exchange Commission. Please check the “Investors” page of our website at www.fico.com prior to the meeting date.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you are advised to read the entire proxy statement carefully before voting.

2021 Annual Meeting of Stockholders

Date and Time:	9:30 A.M., local time, on Wednesday, March 3, 2021

Place:	Fair Isaac Corporation’s offices located at 181 Metro Drive, San Jose, California 95110

Record Date:	January 4, 2021

Voting Methods

By internet www.proxyvote.com

Use the internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By telephone 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By mail

Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the approval of the 2021 Long-Term Incentive Plan, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2021 Annual Meeting of Stockholders. Please see the corresponding page numbers for additional information regarding each proposal.

Proposals		Vote Required	Board Recommendation	Page Number for Additional Information

1.	Election of Directors	Majority	FOR	8

2.	Approval of the 2021 Long- Term Incentive Plan	Majority	FOR	13

3.	Advisory Vote to Approve Executive Compensation	Majority	FOR	22

4.	Ratification of Independent Registered Public Accounting Firm	Majority	FOR	23

Our Director Nominees

Name	Age	Years as Director	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC(1)	GNEC(2)	LDCC(3)

Braden R. Kelly	50	8	Partner of Health Evolution Partners	Yes				—

Fabiola R. Arredondo	54	1	Managing Partner of Siempre Holdings LLC	Yes				2

James D. Kirsner	77	14	Former Chief Financial Officer and head of Barra Ventures at Barra, Inc.	Yes				—

William J. Lansing	62	15	Chief Executive Officer of Fair Isaac Corporation	No				—

Eva Manolis	57	2	Former Vice President of Amazon.com, Inc.	Yes				1

Marc F. McMorris	52	5	Managing Director and Co-Founder of Carrick Capital Partners, LLC	Yes				—

Joanna Rees	59	6	Managing Partner of West.Ventures	Yes				—

David A. Rey	70	10	Former Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group	Yes				—

(1)	AC = Audit Committee

(2)	GNEC = Governance, Nominating and Executive Committee.

(3)	LDCC = Leadership Development and Compensation Committee.

  = Member         = Chair

Our Corporate Governance Facts

Board and Committee Summary
Current Size of Board	9
Current Number of Independent Directors	8
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Plurality Carveout for Contested Elections	Yes
Director Resignation Policy	Yes
Separate Chairman and CEO	Yes
Chairman is Independent Director	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Risk Oversight by Full Board and Committees	Yes
Annual Advisory Vote on Executive Compensation	Yes
Prohibit Hedging and Short Sales of FICO Securities	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
Executive Compensation Recovery Policy	Yes

Stockholder Rights Summary
Controlled Company	No
Classified Board	No
Vote Standard for Mergers/Acquisitions	Majority
Vote Standard for Charter or Bylaw Amendment	66.67%
Stockholder Ability to Call Special Meetings	No
Stockholder Ability to Act by Written Consent	Yes
Cumulative Voting	No
Board Ability to Issue Blank-Check Preferred Stock	Yes
Poison Pill	No

Our Compensation Facts

As administered by our Leadership Development and Compensation Committee (the “LDCC”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. In making compensation decisions at the outset of fiscal 2020 and throughout the year, the LDCC sought to reinforce the linkage between Company performance and executive compensation. In keeping with this objective, base salaries for incumbent executive officers in fiscal 2020 remained flat as part of the continued focus on prominently featuring performance-based cash incentives and equity.

The LDCC uses the following guidelines in our compensation program to help achieve this overarching goal.

What We Do:	What We Do Not Do:
We closely link performance-based rewards with the achievement of performance goals.	Our compensation plans do not have minimum guaranteed payout levels.

We cap payouts under our plans to discourage excessive or inappropriate risk taking by our executives.	We do not permit hedging or short sales of our stock.

Two-thirds of our long-term incentives are performance-based.	We do not permit repricing of underwater stock options without stockholder approval.

We emphasize long-term incentives to align executives’ interests with those of our stockholders.	We do not provide tax gross-ups for our executives (other than with respect to relocation benefits and required spousal travel).

We have double-trigger change in control provisions.	We do not provide material perquisites.
We have stock ownership guidelines that require non-employee directors and executive officers to own a specified amount of stock within five years of their initial election or appointment.

We have a peer group comprised of companies of similar size and from relevant industries.

The LDCC retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.

We have a robust compensation recovery, or “clawback,” policy pertaining to both cash and equity incentive-based compensation.

We have a mandatory minimum vesting period of one year for equity awards.

We limit the aggregate fair value of equity awards granted in any calendar year.

We cap payouts under our severance policies.

2020 Elements of Compensation

Element	Purpose and Philosophy

Base Salary

•   Base salary provides executive officers with financial stability and predictable cash flow.

•   Individual base salaries are determined by evaluating the executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives

•   This element rewards the achievement of annual Company and individual performance goals.

•   Cash incentives are expressed as a target percentage of base salary determined with reference to the peer group companies and the broader marketplace.

•   Participant may earn between zero and 250% of target, depending both upon Company and individual performance.

Long-Term Equity Incentives

•   Long-term equity incentives directly link a significant portion of total executive officer compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•   Performance Share Units (“PSUs”) are earned based upon the extent to which annual Company financial targets are achieved with as few as zero and as many as 200% of target PSUs eligible to be earned. Earned units are then subject to multi-year vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•   Market Share Units (“MSUs”) are earned based on relative total stockholder return over one-year, two-year and three-year performance periods with as few as zero and as many as 200% of target MSUs eligible to be earned.

•   Restricted Stock Units (“RSUs”) represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year vesting period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of December 1, 2020 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each current director and nominee for director;

•	each named executive officer; and

•	all directors and executive officers as a group.

As of the dates indicated in footnotes (3), (4) and (5) below, publicly available information indicated that certain stockholders were beneficial owners of more than 5% of the outstanding shares of our common stock. The information in the table below is as reported in their filings with the U.S. Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by such beneficial owners as of the date of their filing and not as of December 1, 2020. Based on a review of such SEC filings, we are not aware of any other beneficial owner of more than five percent of our common stock.

Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of December 1, 2020, 29,075,590 shares of common stock were outstanding.

Directors, Nominees, Named Executive Officers, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
BlackRock, Inc.(3)	3,872,934	13.4%
55 East 52nd Street, New York, NY 10055
Vanguard Group, Inc.(4)	2,796,133	9.65%
100 Vanguard Blvd., Malvern, PA 19355
Wellington Management Group LLP(5)	1,500,843	5.18%
c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210
William Lansing(6)	417,858	1.43%
James Wehmann(7)	91,837	*
A. George Battle(8)	64,193	*
Wayne Huyard(9)	47,489	*
Braden R. Kelly(10)	45,906	*
Joanna Rees(11)	41,788	*
James D. Kirsner(12)	31,887	*
David Rey(13)	29,106	*
Marc F. McMorris(14)	14,975	*
Claus Moldt(15)	12,460	*
Eva Manolis(16)	6,169	*
Michael McLaughlin(17)	3,659	*
Fabiola R. Arredondo(18)	505	*
All directors, nominees and executive officers as a group (17 persons)(19)	962,955	3.27%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 30, 2021, RSUs, PSUs or MSUs that will vest on or prior to January 30, 2021, the shares underlying those options, RSUs, PSUs and MSUs are included in the number for such person. Shares deemed issued to a holder of stock options, RSUs, PSUs or MSUs pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)

Information as to this person (including affiliated entities) is based on the Schedule 13G/A filed by this person on February 4, 2020. BlackRock, Inc. has sole voting power as to 3,712,275 shares and sole dispositive power as to 3,872,934 shares.

(4)

Information as to this person is based on the Schedule 13G/A filed by this person on February 12, 2020. The Vanguard Group has sole voting power as to 16,506 shares, shared voting power as to 5,680 shares, sole dispositive power as to 2,777,635 shares and shared dispositive power as to 18,498 shares.

(5)

Information as to this person (including affiliated entities) is based on the Schedule 13G/A filed by this person on January 8, 2020. Wellington Management Group LLP has shared voting power as to 1,377,948 shares and shared dispositive power as to 1,500,843 shares.

(6)	Includes options to purchase 29,494 shares, RSUs representing 12,596 shares, PSUs representing 31,063 shares and MSUs representing 31,181 shares. The Lansing Revocable Trust holds 151,970 shares.

(7)	Includes RSUs representing 5,318 shares, PSUs representing 9,335 shares and MSUs representing 9,319 shares.

(8)

Includes options to purchase 11,670 shares. The A. George Battle 2011 Separate Property Trust holds 52,523 shares. Excludes 5,230 shares held by the Battle Family Foundation as Mr. Battle does not have voting or dispositive power as to those shares.

(9)	Includes RSUs representing 5,318 shares, PSUs representing 9,335 shares and MSUs representing 9,319 shares. The Wayne and Linda Huyard Trust holds 23,517 shares.

(10)	Includes options to purchase 37,476 shares.

(11)	Includes options to purchase 32,908 shares. The John Hamm and Joanna Rees Trust holds 4,000 shares.

(12)	Includes options to purchase 6,966 shares. The Kirsner Family Trust holds 24,921 shares.

(13)	Includes options to purchase 29,106 shares.

(14)	Includes options to purchase 14,975 shares.

(15)	Includes RSUs representing 4,647 shares, PSUs representing 2,144 shares and MSUs representing 1,779 shares.

(16)	Includes options to purchase 6,169 shares.

(17)	Includes RSUs representing 244 shares, PSUs representing 650 shares and MSUs representing 539 shares.

(18)	Includes options to purchase 505 shares.

(19)

Reflects the options, RSUs, PSUs, MSUs and shares held in trust referenced in footnotes 6 through 8 and 10 through 18 above, plus additional options to purchase 5,082 shares, RSUs representing 13,075 shares, PSUs representing 15,758 shares and MSUs representing 15,748 shares held by executive officers not listed in this table.

PROPOSAL 1: ELECTION OF DIRECTORS

Annual Elections

Directors are elected each year at our Annual Meeting of Stockholders to hold office until our next annual meeting or until a qualified replacement is duly elected. Our Bylaws specify that the Board of Directors (the “Board” or “Board of Directors”) will establish by vote how many directors will serve on the Board. The Board of Directors approved a reduction in the size of the Board from nine to eight, with the reduction to take effect upon the election of the nominees to the Board at the Annual Meeting, as further discussed below.

Majority Voting Standard

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

Director Nominee Selection Process

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on the “Investors” page of our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration, and the Governance, Nominating and Executive Committee takes this into account when assessing our incumbents and candidates. Our Board currently includes three female directors and two racially/ethnically diverse directors.

One of our current directors, A. George Battle, will be retiring from service on the Board effective at the Annual Meeting and will, accordingly, not stand for re-election at the Annual Meeting. Based on the recommendation of the Governance, Nominating and Executive Committee, the Board has determined not to fill the resulting vacancy and has accordingly fixed the size of the board, effective at the Annual Meeting, and the number of directors to be elected at the Annual Meeting at eight. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board, and all have been previously elected by our stockholders.

Stockholder-Recommended Director Candidates

Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Director Nominee Biographies

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board.

Our Board of Directors has determined that Messrs. Kelly, Kirsner, McMorris and Rey and Mses. Arredondo, Manolis and Rees meet its independence standards, which are set forth in the Corporate Governance Guidelines on the “Investors” page of our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the New York Stock Exchange (“NYSE”). Mr. Lansing is not independent, as he is employed by us as our CEO.

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Braden R. Kelly.    Director since 2013 and Chairman of the Board of Directors since February 2016; Chair of the Governance, Nominating and Executive Committee; Member of the Leadership Development and Compensation Committee; Age 50.

Mr. Kelly has been a Partner at Health Evolution Partners, a private equity investment firm focused on the health care industry, since January 2015 and has served in various positions at Health Evolution Partners, including Investment Partner from June 2013 to December 2014 and Senior Advisor from August 2008 to May 2013. From August 1995 to December 2006, Mr. Kelly was an employee and then Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on technology growth investing. Prior to joining General Atlantic Partners, Mr. Kelly worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Mr. Kelly does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a deep financial background and contributes a critical business and corporate development perspective to the Board of Directors through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company. Mr. Kelly’s extensive analysis of the technology and health care industries through his work as a private equity investor provides him with valuable insight into the business environments in which our Company and the companies in some of our key markets operate. The Board also benefits from Mr. Kelly’s significant experience as a strategic advisor to companies and his global experience working with growth companies in the United States, Europe and India.

Fabiola R. Arredondo.    Director since 2020; Age 54.

Ms. Arredondo has been the Managing Partner of Siempre Holdings, a private, single family investment office based in Greenwich, Connecticut, since 2001. Ms. Arredondo previously held senior operating roles at Yahoo! Inc., the British Broadcasting Corporation (BBC) and Bertelsmann SE & Co. KGaA. Since March 2017, Ms. Arredondo has served as a director of Campbell Soup Company, where she also serves as a member of the Audit Committee and the Finance and Corporate Development Committee. Since March 2015, Ms. Arredondo has served as a director of Burberry PLC, where she also serves as a member of the Nomination and Remuneration Committees. From January 2007 to January 2016, Ms. Arredondo also served on the board of Experian PLC. Ms. Arredondo received a bachelor’s degree in political science from Stanford University, and an M.B.A. from Harvard Business School.

Ms. Arredondo brings a wealth of domestic and international operational and strategic experience as a former senior executive in the digital technology and media fields to the Board of Directors. She also has extensive public, private and non-profit board experience in a number of relevant areas, including: business model transformations; investment acquisition, integration and disposition skills; and the development of e-commerce distribution networks and effective digital marketing and sales initiatives.

James D. Kirsner.    Director since 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 77.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, public company CFO, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He has also served on the board of another publicly traded company in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly situated publicly traded companies.

William J. Lansing.    Director since 2006; Age 62.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 to November 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing also served as Chairman of the Board for Shutterfly, Inc. from February 2017 to September 2019. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks, and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Eva Manolis.    Director since 2018; Member of the Leadership Development and Compensation Committee; Age 57.

Ms. Manolis formerly served as Vice President of Consumer Shopping Experience from May 2010 to August 2016, and previously held various management positions beginning in 2005, at Amazon.com, Inc., an electronic commerce and cloud-computing company, where she led the worldwide development of core consumer-facing features, functionality and user interface designs across multiple websites, mobile apps, and business lines. Prior to joining Amazon, Ms. Manolis co-founded and served as Senior Vice President of Products at Shutterfly, Inc. from 1999 to 2002, and served as Senior Vice President, Product and Operations at KeepMedia, Inc., an online content provider, from 2002 to 2005. From October 2016 through September 2019, Ms. Manolis served on the board of Shutterfly, Inc., a public company, where she also served as a member of the Governance Committee. Since August 2019, Ms. Manolis has served as a director of iRobot, Inc., a public company, where she serves on the Audit Committee. Ms. Manolis earned Bachelor of Science and Master of Science degrees in Electrical Engineering from Brown University.

Ms. Manolis brings a strong background in leadership and management in the technology industry, with a focus on designing and building innovative customer products and services. We value her deep expertise in this area, as well as her knowledge of corporate governance matters from her service on the board of directors of Shutterfly, Inc.

Marc F. McMorris.    Director since 2015; Member of the Audit Committee; Age 52.

Mr. McMorris has been Managing Director at Carrick Capital Partners, a private equity investment firm that he co-founded, since January 2012. From September 1999 to December 2011, Mr. McMorris served in various leadership positions at General Atlantic, LLC, a global private equity investment firm focused on technology growth investing, including Managing Director from 2003 to December 2011. Mr. McMorris does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. McMorris earned an undergraduate degree from the University of Pennsylvania and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. McMorris’s extensive experience in evaluating companies in the financial services and technology industries, together with his mergers and acquisitions experience, provides a strong complement to our Board. He currently provides guidance to technology companies in several different areas, including software as a service (“SaaS”), an area of strong focus for the Company moving forward. He is also qualified as an “audit committee financial expert” as defined under SEC guidelines.

Joanna Rees.    Director since 2015; Chair of the Leadership Development and Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 59.

Since June 2016, Ms. Rees has been the Managing Partner of West.Ventures, a venture studio providing marketing and brand expertise and investment capital to leading high growth private companies. West client companies have included Twitter, Square, Impossible Foods, Inception Fertility, GoFundMe, Newfront Insurance, Braintree and Proxy, to name a few. Previously (from 2012 to June 2016) Ms. Rees was a Managing Director of Soda Rock Partners, an investment and consulting firm, where she served as an investor, board member and senior advisor to multiple high growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. During her tenure with VSP Capital, Ms. Rees served on the board of more than 25 private, venture-backed companies across a broad range of industries. From 1995 to 1996, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, and from 1993 to 1995, Ms. Rees worked at BA Securities, an investment banking subsidiary of Bank of America. Ms. Rees spent her early career in advertising and brand management. From 1984 to 1989, she held several senior marketing management positions with Groupe Danone, a $20+ billion global consumer products firm, with her last position as head of new product development. Ms. Rees began her career at Benton & Bowles (now DMB&B), an advertising agency, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum, which she ran from 1997 to 2003 as part of VSP Capital. Within the last five years, Ms. Rees served on the board of Care.com, Inc., a public company. Ms. Rees earned a B.S. from Duke University and an M.B.A. from Columbia University.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide.

David A. Rey.    Director since 2011; Member of the Audit Committee; Age 70.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture Ltd. (previously Andersen Consulting and Arthur Andersen LLP), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Rey holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. In 2018, Mr. Rey earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: APPROVAL OF THE 2021 LONG-TERM INCENTIVE PLAN

Introduction

On November 5, 2020, our Board of Directors, at the recommendation of the LDCC, approved the Fair Isaac Corporation 2021 Long-Term Incentive Plan (the “2021 LTIP”), subject to approval by our stockholders at the Annual Meeting. The 2021 LTIP will become effective on the date it is approved by our stockholders, and will replace the Fair Isaac Corporation 2012 Long-Term Incentive Plan (the “2012 LTIP”). We do not grant any equity awards under any plan other than the 2012 LTIP.

After the 2021 LTIP becomes effective upon approval by our stockholders, no new awards will be made under the 2012 LTIP. The number of shares of our common stock that may be the subject of awards and issued under the 2021 LTIP is (i) 5,900,000, which includes any shares of common stock remaining available for future grants under the 2012 LTIP on the effective date of the 2021 LTIP, plus (ii) any shares subject to awards granted under the 2012 LTIP that are outstanding on the effective date of the 2021 LTIP that subsequently expire, are forfeited or canceled, or are settled for cash. Until such time, however, awards under the 2012 LTIP that are outstanding on the date the 2021 LTIP becomes effective will continue to be subject to the terms of the 2012 LTIP.

As of January 4, 2021, a total of 1,000,753 shares were subject to outstanding awards under the 2012 LTIP. As of the same date, 4,391,748 shares in the aggregate were available for future awards under the 2012 LTIP.

Stockholder Approval and Recommendation

Stockholder approval of the 2021 LTIP is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange and Section 422 of the Internal Revenue Code (the “Code”) to enable stock options granted under the 2021 LTIP to qualify as incentive stock options.

Our Board of Directors recommends that our stockholders vote FOR the 2021 LTIP because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices. The 2021 LTIP also will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. If the 2021 LTIP is not approved by our stockholders, the 2012 LTIP will remain in effect until its stated termination date of November 30, 2021, and we will remain subject to its existing share reserve.

Factors Considered in Setting Size of Requested Share Reserve

As of January 4, 2021, there were 29,236,023 shares of our common stock issued and outstanding. The closing sale price of a share of common stock on the New York Stock Exchange on that date was $505.26.

In setting the proposed number of shares reserved and issuable under the 2021 LTIP, the LDCC and the Board considered a number of factors as described below.

Awards Outstanding and Shares Available for Grant. The table below shows, as of January 4, 2021, the shares reserved for issuance of outstanding awards under the 2012 LTIP and available for future grant under our 2012 LTIP. The table also shows the number of shares that will be available for future grants under each equity compensation plan following approval of the 2021 LTIP by our stockholders.

	As of January 4, 2021		After Approval of 2021 LTIP
	Shares Reserved for Issuance of Outstanding Awards(2)	Shares Available for Future Awards	Shares Reserved for Issuance of Outstanding Awards(2)	Shares Available for Future Awards
2012 LTIP(1)	1,000,753	4,391,748	1,000,753	0
2021 LTIP	0	0	0	5,900,000	(3)

Total	1,000,753	4,391,748	1,000,753	5,900,000

(1)	Shares reserved for issuance of outstanding awards as of January 4, 2021 consist of the following:

	Types of Awards			Weighted Average Exercise Price of Options/SARs	Weighted Average Term to Expiration
	Options/SARs	Full Value Awards
2012 LTIP(2)	258,000	742,753	(4)	$140.0595	3.74 years

(2)

Following stockholder approval of the 2021 LTIP, no further equity awards may be granted under the 2012 LTIP; however, any shares that would return to the 2012 LTIP as a result of an award under the 2012 LTIP that is outstanding on the effective date of the 2021 LTIP being forfeited, cancelled, expiring, being settled for cash or otherwise not resulting in the issuance of all or a portion of the shares subject to such award will instead become available for future awards under the 2021 LTIP.

(3)

This amount includes the 5,900,000 shares authorized under the 2021 LTIP (either as newly authorized or as carryover shares from the 2012 LTIP), which does not include the shares reserved for issuance under outstanding awards under the 2012 LTIP which may become available for future awards under the 2021 LTIP. See Footnote 2.

(4)	Assumes target level of performance during the applicable measurement period for vesting of unearned performance-based awards.

Importance of Long-Term Equity Incentives.    Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on creating long-term value for our stockholders, aligning executives’ interests with the interests of stockholders and serving as an effective employment inducement and retention device. The LDCC considers our ability to continue to provide a competitive level of long-term equity incentives to be critical to our success.

Historical Burn Rate.    The Company is committed to managing its use of equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution it causes our stockholders. As part of its analysis when considering approval of the 2021 LTIP, the LDCC considered our “burn rate,” or the number of shares subject to equity awards granted in each of the past three fiscal years expressed as a percentage of the weighted average number of shares outstanding for each of those fiscal years.

The LDCC noted that despite our active stock repurchase program our three-year average burn rate percentage is below the suggested burn-rate benchmark published by a leading proxy advisory service for our industry classification. The LDCC believes that our equity compensation and repurchase practices have been in the Company’s and our stockholders’ best interests, noting in particular that our active stock repurchase program has mitigated dilution attributable to our compensation program while somewhat raising our burn rate percentage. In particular, over the course of fiscal 2018, 2019 and 2020, we have repurchased approximately 3.5 million shares of our common stock from the market (not counting shares delivered by employees in satisfaction of tax withholding obligations).

Stockholder Value Transfer Test.    When deciding on an appropriate number of shares to provide in the 2021 LTIP, the LDCC engaged independent compensation consultant Compensia, Inc. to estimate the stockholder value transfer of the request. Compensia evaluated the value of available shares and plan awards as a percentage of the Company’s market capitalization and determined that the proposed number of shares was reasonable.

Expected Duration.    The LDCC expects that the shares available for future awards under the 2021 LTIP will be sufficient for currently anticipated awards under the 2021 LTIP at least through the next annual meeting of stockholders. Expectations regarding future share usage under the 2021 LTIP are based on a number of assumptions such as future growth in the population of eligible participants, including the need to make sizable inducement grants for hires made in the executive ranks and the consequences of acquiring other companies; the rate of future compensation increases; the rate at which shares are returned to the 2021 LTIP reserve upon awards’ expiration, forfeiture or cash settlement; the level at which performance-based awards pay out; and the future performance of our stock price. While the LDCC believes that the assumptions it used are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Compensation Best Practices

The 2021 LTIP includes a range of compensation best practices, including the following key features:

•

No Repricing or Replacement of Underwater Options or Stock Appreciation Rights.    The 2021 LTIP prohibits, without stockholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No In-the-Money Option or Stock Appreciation Right Grants.    The 2021 LTIP prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

No Single-Trigger Accelerated Vesting/Payment Following a Change in Control.    The 2021 LTIP provides that payment for outstanding awards in connection with a merger or acquisition in which the Company is not the surviving entity will only be made if and to the extent that the successor entity does not continue, assume or replace such awards. The 2021 LTIP does not provide for automatic acceleration of vesting under any change in control situation.

•

No Liberal Definition of “Change in Control.”    No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control may be imminent.

•

No Liberal Share Recycling.    Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, shares repurchased by the Company using option exercise proceeds, and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise, may not be added back to the 2021 LTIP’s share reserve.

•

Independent Administration.    The LDCC, which consists of only independent directors, has overall administrative authority over the 2021 LTIP, and only this committee (or our Board acting as a whole) may make awards to executive officers and directors.

•

One-Year Minimum Vesting Period.    Service-based awards under the 2021 LTIP are subject to a minimum initial vesting period of one year. Awards under the 2021 LTIP whose vesting is subject to satisfying performance goals are subject to a minimum performance period of one year.

•

Limit on Awards to Non-Employee Directors.    The aggregate grant date fair value of awards granted during any calendar year to any non-employee member of our Board of Directors (excluding awards granted in lieu of compensation otherwise payable in cash) may not exceed $800,000.

•

Dividend Restrictions.    The 2021 LTIP prohibits the payment of dividends or dividend equivalents on stock options and SARs, and provides that any dividends or dividend equivalents payable with respect to shares or share equivalents subject to the unvested portion of a full value award will be subject to the same restrictions and risk of forfeiture as the shares or share equivalents to which such dividends or dividend equivalents relate.

•

Compensation Recovery Policy.    Incentive-based compensation under the 2021 LTIP is subject to the Executive Officer Incentive Compensation Recovery Policy adopted by the Board of Directors and described in this proxy statement under “Executive Compensation — Compensation Discussion and Analysis — Executive Officer Incentive Compensation Recovery Policy.” The LDCC may also provide that awards under the 2021 LTIP shall also be subject to reduction, cancellation, forfeiture or recovery upon the occurrence of participant misconduct.

Description of the 2021 LTIP

The major features of the 2021 LTIP are summarized below. The summary is qualified in its entirety by reference to the full text of the 2021 LTIP, a copy of which is attached to this proxy statement as Appendix A.

Eligible Participants

All employees, consultants and advisors of our Company or any subsidiary, as well as all non-employee directors of our Company, will be eligible to receive awards under the 2021 LTIP. As of January 4, 2021, there were approximately 3,860 persons employed by our Company and its subsidiaries, approximately 270 persons providing service to our Company and its subsidiaries as contractors, and eight non-employee members of our Board of Directors, all of whom would be eligible to receive awards under the 2021 LTIP.

Administration

The 2021 LTIP will be administered by the LDCC. To the extent consistent with applicable law or stock exchange rules, the LDCC may delegate its duties, power and authority under the 2021 LTIP to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The LDCC has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The LDCC may also establish, rescind and modify rules to administer the 2021 LTIP, interpret the 2021 LTIP and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2021 LTIP. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2021 LTIP prohibits the LDCC from repricing any outstanding “underwater” option or SAR without prior approval of the Company’s stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.

Subject to certain limits in the 2021 LTIP, the LDCC may also establish subplans or modify the terms of awards under the 2021 LTIP with respect to participants residing outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements or meet the objectives of the 2021 LTIP.

Available Shares and Limitations on Awards

A maximum of (i) 5,900,000 shares of our common stock, which includes any shares of common stock remaining available for future grants under the 2012 LTIP on the effective date of the 2021 LTIP, plus (ii) any shares subject to awards granted under the 2012 LTIP that are outstanding on the effective date of the 2021 LTIP that subsequently expire, are forfeited or canceled, or are settled for cash, may be subject of awards and issued under the 2021 LTIP, as described below. The shares of common stock to be issued under the 2021 LTIP are either authorized but unissued shares or treasury shares. Under the terms of the 2021 LTIP, the aggregate grant date fair value of awards granted during any calendar year to any non-employee member of our Board of Directors (excluding awards granted at the election of such non-employee member in lieu of all or any portion of retainers and fees otherwise payable in cash) may not exceed $800,000. The share limitations are subject to adjustment for changes in the corporate structure or shares of the Company, as described below.

Shares of common stock that are issued under the 2021 LTIP or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining available for issuance under the 2021 LTIP by one share for each share issued or issuable pursuant to an option or SAR award, and by 2.17 shares for each share issued or issuable pursuant to an award other than an option or SAR.

Any shares of common stock subject to an award under the 2021 LTIP, or to an award granted under the 2012 LTIP that is outstanding on the effective date of the 2021 LTIP, that is forfeited, is cancelled, expires, is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award will, to the extent of such forfeiture, cancellation, expiration, cash settlement or non-issuance, automatically become available for awards under the 2021 LTIP. Each share that again becomes available for awards will be added back as the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award, which for both the 2021 LTIP and the 2012 LTIP, is one share for each share issued or issuable pursuant to an option or SAR award and by 2.17 shares for each share issued or issuable pursuant to an award other than an option or SAR. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award under the 2021 LTIP or the 2012 LTIP, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.

Awards granted under the 2021 LTIP upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our Company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the 2021 LTIP. Additionally, if a company acquired by our Company or any of its subsidiaries has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2021 LTIP and will not reduce the shares authorized for issuance under the 2021 LTIP, but only if the awards are made to individuals who were not employed by or providing services to our Company or any of its subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with the Company’s stockholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the LDCC will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2021 LTIP, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2021 LTIP. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the LDCC determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2021 LTIP, the LDCC will make such adjustments as it may deem equitable.

Types of Awards

The 2021 LTIP allows the Company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards and other stock-based awards. These types of awards are described in more detail below.

Options.    Employees of our Company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2021 LTIP as of any date means the closing sale price for a share of common stock on the New York Stock Exchange on that date.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the LDCC allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the Company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the Company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the LDCC, and no option may have a term greater than 10 years from its date of grant.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.

Stock Appreciation Rights.    A SAR is the right to receive a payment from the Company, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2021 LTIP, as may be determined by the LDCC. The LDCC will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR will be determined by the LDCC, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the LDCC, and no SAR may have a term greater than 10 years from its date of grant.

Restricted Stock Awards.    A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the LDCC. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The LDCC may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or business unit of the Company) satisfy specified performance criteria. Unless otherwise specified by the LDCC, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares of restricted stock.

Stock Unit Awards.    A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the LDCC. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2021 LTIP, as may be determined by the LDCC.

Other Stock-Based Awards.    The LDCC may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2021 LTIP. The LDCC has complete discretion in determining the terms and conditions of such awards.

Expiration and Vesting

Each award agreement will set forth the date of expiration of each award, which may not be more than 10 years from the grant date.

Awards that vest based solely on service-based vesting conditions will be subject to a vesting period of not less than one year from the grant date and awards with vesting subject to satisfaction of performance goals over a performance period will be subject to a performance period of not less than one year. These minimum vesting and performance periods will not, however, apply in connection with (a) a change in control, (b) termination of service due to death or disability, (c) a substitute award that does not reduce the vesting period of the award being replaced, (d) awards made to non-employee members of our Board of Directors who elect to receive awards in exchange for cash compensation to which they would otherwise be or become entitled, and (e) awards involving an aggregate number of shares not in excess of 5% of the share reserve.

Dividends and Dividend Equivalents

No dividends are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the shares to which such dividends or distributions relate, except for regular cash dividends on shares that are subject only to time-based vesting conditions. The LDCC may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock. Any dividend equivalents paid with respect to unvested units or share equivalents that are subject to performance-based vesting will be subject to the same restrictions as the units or share equivalents to which such dividend equivalents relate.

Term and Amendment of the 2021 LTIP

The 2021 LTIP will become effective on the date it is approved by the Company’s stockholders. No awards will be made under the 2021 LTIP prior to its effective date. Unless terminated earlier, the 2021 LTIP will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2021 LTIP at the time it is terminated may continue to be exercised, earned or become free of restriction, according to their terms.

The Board of Directors may suspend or terminate the 2021 LTIP or any portion of it at any time. The Board of Directors may amend the 2021 LTIP from time to time, but no amendments to the 2021 LTIP will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of the New York Stock Exchange, including stockholder approval for any amendment that seeks to modify the prohibition on underwater option repricing discussed above.

Termination, suspension or amendment of the 2021 LTIP will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards

In general, no right or interest in any award under the 2021 LTIP may be assigned, transferred or encumbered by a participant, except by will or the laws of descent and distribution. However, the LDCC may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation

The LDCC may grant awards under the 2021 LTIP as a performance-based award if the LDCC establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement of such award. In connection with any such award, the LDCC shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which the vesting, exercisability, lapse of restrictions and/or settlement of such award has been earned. The LDCC shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals upon the occurrence of certain events, which may include but are not limited to a change of control, a recapitalization, a change in the accounting practices of the company, or a participant’s death or disability.

Change in Control of the Company

For purposes of the 2021 LTIP, a “change in control” of our Company generally occurs if (i) a person or group acquires 30% or more of our Company’s outstanding stock, (ii) certain changes occur in the composition of the Board of Directors, or (iii) a reorganization, merger or consolidation of our Company, or a sale or disposition of all or substantially all of our Company’s assets, is consummated (unless our Company’s outstanding stock immediately prior to the transaction continues to represent over 70% of the outstanding stock of our Company or the surviving entity immediately after the transaction).

If a change in control of our Company occurs as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity, then the consequences will be as described in this paragraph unless the LDCC provides otherwise in an applicable award agreement. If any outstanding award is not continued, assumed or replaced by the successor entity in connection with such a change in control, the award will be canceled in exchange for a payment with respect to such award in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the change in control for the number of shares remaining subject to the award over the aggregate exercise price (if any) for the shares remaining subject to such award (or, if there is no excess, such award may be canceled without payment). In the case of performance-based awards, the number of shares remaining subject to an award or the settlement amount of a cash incentive award will be calculated by deeming all performance measures to have been satisfied at targeted performance. If any outstanding award is continued, assumed or replaced by the successor entity in connection with such a change in control, the LDCC may provide that such award will become fully vested and exercisable upon the involuntary termination of the participant without cause within a specified amount of time following the change in control.

In the event of a change in control of our Company other than as described in the previous paragraph, the LDCC may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause within a specified amount of time following the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled in exchange for payments in a similar manner as described above with respect to a change in control as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity.

Effect of Termination of Employment or Other Services

If a participant ceases to be employed by or provide other services for our Company and all subsidiaries, awards under the 2021 LTIP then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement.

Upon termination for any reason other than death or disability, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited, and the currently vested and exercisable portions of options and SARs may be exercised for 90 days after such termination.

Upon termination due to death or disability, all outstanding options and SARs will become fully exercisable and will remain exercisable for one year after such termination, and all other awards will fully vest immediately.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2021 LTIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Non-Statutory Options.    If a participant is granted a non-statutory option under the 2021 LTIP, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options.    If a participant is granted an incentive stock option under the 2021 LTIP, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described above for non-statutory options will apply.

Other Awards.    The current federal income tax consequences of other awards authorized under the 2021 LTIP generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to certain “covered employees.” Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.

Section 409A of the Code.    The foregoing discussion of tax consequences of awards under the 2021 LTIP assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2021 LTIP will be administered in a manner intended to comply with Section 409A.

Awards Under the 2021 LTIP and New Plan Benefits

Future awards under the 2021 LTIP will be subject to the discretion of the LDCC and will depend on a variety of factors, including the value of our common stock at the time of grant, as well as Company, divisional, and individual performance. Accordingly, it is not possible to determine the future benefits that would be received under the 2021 LTIP, other than with respect to the annual equity grants made to our non-employee directors. See “Director Compensation Programs” in this proxy statement. Further, information regarding awards made to named executive officers under the 2012 LTIP during fiscal 2020 is provided under the caption “Grants of Plan-Based Awards for Fiscal 2020” in this proxy statement.

Required Vote

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve the 2021 LTIP. If stockholder approval is not obtained, then the 2021 LTIP will not become effective.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FAIR ISAAC CORPORATION 2021 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s named executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the LDCC will consider the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract, motivate and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the performance of the Company’s stock.

•	We delivered approximately two-thirds of the targeted annual long-term award value to top executives for fiscal 2020 in the form of performance-based incentives.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to vote on our named executive officer compensation as disclosed in this proxy statement by voting “FOR” or “AGAINST” the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2021 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent auditors for the Company’s fiscal year ending September 30, 2021. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte for stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2020 and September 30, 2019, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2020	2019
Audit Fees	$2,797,000	$2,725,000
Audit-Related Fees	922,000	799,000
Tax Fees	240,000	50,000
All Other Fees	2,000	2,000

Total	$3,961,000	$3,576,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for financial and non-financial attestation services (Service Organization Control), customer compliance audits, issuance of senior notes and audits of financial statements of employee benefit plans.

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2020 and 2019 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors. On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit

Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2020. In fiscal 2020, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable Public Company Accounting Oversight Board standards. Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence and tenure.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Marc F. McMorris

David A. Rey

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship in which the Company (including any of its subsidiaries) is or will be a participant and in which a Related Person has a direct or indirect interest (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions that, when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Person;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company. No Related Persons Transactions occurred during fiscal 2020.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interest of the Company for the Board of Directors to make a determination on this matter when it appoints a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Kelly since February 2016 (and previously held by Mr. Battle from 2002 to February 2016), and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

Board Risk Oversight Role

Our management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

Attendance at Board Meetings

During fiscal 2020, the Board of Directors met four times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

All Board members are expected to attend our Annual Meeting. All directors serving on the Board at the time attended the 2020 Annual Meeting.

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. Braden R. Kelly, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

Annual Board Self-Evaluations

The Board of Directors and committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively.

Board Committees

Our Board has three standing committees: Audit; Leadership Development and Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the applicable SEC rules and NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on the “Investors” page of our website at www.fico.com. The following sets forth membership of each of our committees as of January 11, 2021.

Audit Committee		Primary Responsibilities:
Fiscal 2020 Meetings: 9 James D. Kirsner (Chair) Marc F. McMorris David A. Rey	•	Assists the Board in overseeing the integrity of our financial statements;
	•	Oversees the qualifications and independence of our independent auditor;
	•	Oversees performance of our internal audit function and independent auditor;
	•	Oversees our Company’s compliance with legal and regulatory requirements related to financial affairs and reporting;
	•	Appoints, retains, compensates, and replaces the independent auditor; and
•

Reviews the audited financial statements with management and the independent auditor, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Independence:
	•	Each member of the Audit Committee is independent as defined in Rule 10A-3 adopted pursuant to the Sarbanes-Oxley Act of 2002 and in the NYSE listing rules; and
	•	The Board determined that all members of the Audit Committee are “audit committee financial experts” under the SEC regulations and financially literate under NYSE listing rules.

Leadership Development and Compensation Committee		Primary Responsibilities:
Fiscal 2020 Meetings: 7 Joanna Rees (Chair) A. George Battle Braden R. Kelly Eva Manolis	•	Overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company;
	•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;
	•	Administers the Company’s long-term incentive plans, as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;
•

Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board;

	•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines;
•

Solicits input from independent directors and periodically reviews and reports to the Board with respect to succession planning for the Chief Executive Officer and other senior management positions; and

Leadership Development and Compensation Committee		Primary Responsibilities:
•

Regularly reviews and provides guidance to management with respect to the Company’s policies and strategies relating to leadership, talent management and development, including but not limited to those regarding talent acquisition, talent development, succession planning, career progression, culture, diversity and inclusion.

Independence:
	•	Each member of the Leadership Development and Compensation Committee is independent as required by the NYSE listing rules.

Governance, Nominating and Executive Committee		Primary Responsibilities:
Fiscal 2020 Meetings: 4 Braden R. Kelly (Chair) A. George Battle James D. Kirsner Joanna Rees	•

Reviews annually with the Board the composition (e.g., skills, experience, diversity, age) of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

	•	Seeks individuals qualified to become Board members for recommendation to the Board;

	•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•

Leads the Board in an annual evaluation of the Board’s performance, reports annually to the Board on the results of the evaluation, and oversees the annual evaluation of the Board’s committees, and the self-evaluation of individual directors;

	•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

	•	Recommends to the Board the membership of the standing committees of the Board;

	•	Annually reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Has general oversight of the Company’s objectives, policies and efforts related to corporate responsibility matters, including sustainability, environmental, corporate citizenship, social responsibility, political and public policy matters;

•

Receives recommendations of the Leadership Development and Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Leadership Development and Compensation Committee, recommends changes in director compensation to the Board;

•

Takes action in accordance with Board policy with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business as the same may from time to time be conducted, subject to such threshold limits as are set from time to time by the Board; and

Governance, Nominating and Executive Committee		Primary Responsibilities:

•

Takes action pertaining to selling, leasing, pledging, mortgaging or otherwise disposing of property or assets of the Company, subject to such threshold limits as are set forth from time to time by the Board.

Independence:
	•	Each member of the Governance, Nominating and Executive Committee is independent as required by the NYSE listing rules.

Environmental, Social and Governance (“ESG”) Matters

We recognize the importance of environmental, social, and governance issues. We have a long-standing commitment to the environment, the communities we call home, our employees and other stakeholders, and we are proud of our best-in-class governance practices. Our Board oversees our progress on various ESG initiatives. Additional information regarding our commitment and approach to ESG matters appears on the Corporate Responsibility page of our website at www.fico.com/en/corporate-responsibility. The information on that page is not incorporated herein and is not a part of our proxy solicitation materials.

DIRECTOR COMPENSATION PROGRAMS

Non-Employee Director Compensation

The following compensation components are paid to our non-employee directors:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	Annual equity grants.

Our Compensation Program for Non-Employee Directors, initially adopted on December 8, 2016 and amended on December 5, 2019 (the “Program”), for fiscal 2020 was as described below. For a description of our compensation program in effect prior to fiscal 2020, see last year’s proxy statement.

Under the Program, each non-employee director was entitled to receive annual retainer fees in the amounts set forth below and was paid in cash quarterly in arrears during their annual term commencing upon their election or re-election at each Annual Meeting of Stockholders. Such amounts are pro-rated for appointments made to the Board of Directors, Chair of the standing Board committee or Chairman of the Board between Annual Meetings.

Base annual retainer fee payable to all non-employee directors	$60,000
Additional annual retainer fee payable to Chairs of the Board’s Audit Committee, Leadership Development and Compensation Committee and Governance, Nominating and Executive Committee	$25,000
Additional annual retainer fee payable to Independent Chairman of the Board	$100,000
Additional annual retainer fee payable to non-Chair members of the Audit Committee and Leadership Development and Compensation Committee	$15,000

The stock price used for purposes of all calculations made under the Program equaled the average closing price of a share of the Company’s stock for the trading days within the 30-calendar-day period that ended on the eleventh calendar day before the date of grant.

Each non-employee director had the right, prior to the Annual Meeting, to elect to receive some or all of these annual retainer fees in the form of fully vested nonqualified stock options instead of cash. A director who elected to receive some or all of these annual retainer fees in the form of a stock option received an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black Scholes value of an option.

Upon initial election to the Board, each non-employee director was entitled to receive a number of nonqualified stock options subject to three-year ratable vesting equal to $460,000 divided by the Black Scholes value of a nonqualified stock option. The director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to three-year ratable vesting. The number of RSUs was determined by dividing the aggregate Black Scholes value of the nonqualified stock options being exchanged by the value of an RSU.

Annual equity grants made to non-employee directors who were re-elected at the 2020 Annual Meeting of Stockholders after serving on the Board at least since the previous Annual Meeting were in the form of stock options subject to one-year cliff vesting equal to $230,000 divided by the Black Scholes value of a nonqualified stock option, and each committee chair received an additional annual grant in the form of stock options subject to one-year cliff vesting equal to $30,000 divided by the Black Scholes value of a nonqualified stock option. Each director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to one-year cliff vesting. The number of RSUs was determined by dividing the aggregate Black Scholes value of the nonqualified stock options being exchanged by the value of an RSU. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Our Program is expected to remain unchanged for fiscal 2021.

Director Stock Ownership Guidelines

Our policy requires non-employee directors to hold seven times the base annual retainer fee in share value to be owned within five years of initial election or appointment. All of the directors currently meet the stock ownership guidelines or are making acceptable progress to their applicable level.

Director and Officer Liability Insurance Policies

Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

DIRECTOR COMPENSATION FOR FISCAL 2020

The table below summarizes the compensation paid by the Company to each non-employee director for the fiscal year ended September 30, 2020.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(10), (11)	Option Awards ($)(10), (12)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Fabiola Arredondo	60,000	(2)	434,251	—	—	—	—	494,251

A. George Battle	75,000	(3)	—	210,632	—	—	—	285,632

Braden R. Kelly	257,500	(4)	245,906	—	—	—	—	503,406

James D. Kirsner	127,500	(5)	245,906	—	—	—	—	373,406

Eva Manolis	37,500	(6)	—	210,632	—	—	—	248,132

Marc F. McMorris	112,500	(7)	—	210,632	—	—	—	323,132

Joanna Rees	85,000	(8)	—	238,186	—	—	—	323,186

David A. Rey	75,000	(9)	217,321	—	—	—	—	292,321

(1)

All fees under this column represent fees paid to the directors under the Program described above. The Program anticipates fees commencing with the directors’ election year (February/March to February/March), whereas the compensation reported in this table is that paid during our fiscal year (October through September). Fees that are paid in cash are paid quarterly in arrears. Fees that, at the election of the director, are paid in stock options are paid in one annual grant upon the director’s election to the Board. As a result, when a director’s election with respect to receiving fees in cash or stock options changes from one year to the next, the director’s compensation disclosed in this column differs from the annual fees described under “Non-Employee Director Compensation” above. Messrs. Kelly, Kirsner, and McMorris, and Ms. Manolis made election changes during fiscal 2020.

(2)

Represents the $60,000 annual board retainer which would have been paid in cash in quarterly installments following her election that were forgone by Ms. Arredondo to instead receive 505 stock options in one grant upon her election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $55,000, is excluded from the “Option Awards” column.

(3)

Represents $75,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were foregone by Mr. Battle to instead receive 631 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $68,722, is excluded from the “Option Awards” column.

(4)

Includes (i) $57,500 of the annual board, committee, independent chairman of the board and committee chair retainers paid in cash in the first and second quarters of fiscal 2020, and (ii) $200,000 in annual board, committee, independent chairman of the board and committee chair retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. Kelly to instead receive 1,682 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $183,187, is excluded from the “Option Awards” column.

(5)

Includes (i) $42,500 of the annual board and committee chair retainers paid in cash in the first and second quarters of fiscal 2020, and (ii) $85,000 in annual board and committee chair retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. Kirsner to instead receive 715 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $77,871, is excluded from the “Option Awards” column.

(6)	Represents $37,500 in annual board and committee retainers paid to Ms. Manolis in cash in the third and fourth quarters of fiscal 2020.

(7)

Includes (i) $37,500 of the annual board and committee retainers paid in cash in the first and second quarters of fiscal 2020, and (ii) $75,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. McMorris to instead receive 631 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $68,722, is excluded from the “Option Awards” column.

(8)

Represents $85,000 in annual board and committee chair retainers which would have been paid in cash in quarterly installments following her re-election that were foregone by Ms. Rees to instead receive 715 stock options in one grant upon her re-election. The amount recognized for financial statement reporting purposes in fiscal 2020 with respect to such options, which was $77,871, is excluded from the “Option Awards” column.

(9)	Represents $75,000 in annual board and committee retainers paid quarterly to Mr. Rey in cash during fiscal 2020.

(10)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 13 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC.

(11)

As of September 30, 2020, the RSU awards outstanding for each director are as follows: Ms. Arredondo — 1,109; Mr. Battle — 0; Mr. Kelly — 628; Mr. Kirsner — 628; Ms. Manolis — 0; Mr. McMorris — 0; Ms. Rees — 0; and Mr. Rey — 555.

(12)

As of September 30, 2020, the option awards outstanding for each director are as follows: Ms. Arredondo — 505; Mr. Battle — 13,604; Mr. Kelly — 37,476; Mr. Kirsner — 6,966; Ms. Manolis — 10,667; Mr. McMorris — 16,909; Ms. Rees — 35,095; and Mr. Rey — 29,106.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Company Performance in Fiscal 2020

During fiscal 2020, we delivered record free cash flow as we continued to pursue our growth initiatives. We utilized our cash to enhance stockholder value through continued investments in long-term growth initiatives and our stock repurchase program.

In our Applications and Decision Management Software segments, we continued to transform our business from on-premise software sold under perpetual licenses to recurring subscriptions of software solutions based on the FICO® Decision Management Platform. The FICO Decision Management Platform is a powerful, flexible and scalable suite of advanced analytic capabilities, microservices and workflow design tools that empower our customers to solve complex business problems. We continue to invest in the Decision Management Platform as the foundation for our future products. An increasing proportion of our software is sold to our customers as cloud-delivered Software-as-a-Service (SaaS), delivered though the FICO® Analytic Cloud and Amazon Web Services. During fiscal 2020, our cloud bookings accounted for 41% of our total bookings, compared to 39% during fiscal 2019.

In our Scores segment, our industry-leading FICO® Scores again delivered strong growth in both the U.S. business-to-business and consumer markets. Over the past several years we have launched numerous new FICO Score based products, and continued to grow our partnership with Experian, a leading global information services provider. This partnership provides consumers the FICO Score that lenders most commonly use in evaluating credit when determining applicant eligibility for new credit cards, car loans, mortgages or other lines of credit and can be accessed through Experian.com. The FICO® Score Open Access program, which allows our participating clients to provide their customers with a free FICO Score along with content to help them understand the FICO Score their lender uses, has more than 240 million consumer accounts with access to their free FICO Scores. We continue to pursue additional partners to distribute FICO Scores with their product offerings sold directly to consumers. During fiscal 2020, we launched the FICO® Resilience Index, which allows lenders to more precisely predict a borrower’s resilience to future economic disruptions.

We continue to enhance stockholder value by investing for growth, maintaining an efficient capital structure, and returning excess cash to stockholders through our stock repurchase program. During fiscal 2020, we repurchased approximately 675,000 shares at a total repurchase price of $235 million. As of September 30, 2020, we had $225 million remaining under our current stock repurchase program.

Fiscal 2020 was also a good year from the perspective of our stockholders, with continued strong returns illustrated by the chart below for the past three fiscal years.

FICO vs. Russell 3000 3-Year Indexed Total Stockholder Return

(10/1/17 through 10/1/20)

Overview of Fiscal 2020 Executive Compensation Program

As administered by our Leadership Development and Compensation Committee (“LDCC”), our executive compensation program seeks to closely link the financial interests of our executive officers with those of our stockholders. The LDCC uses the following guidelines in our executive compensation program to help achieve this overarching goal.

Emphasis on Pay for Performance	• Base salaries are adjusted infrequently and, accordingly, the base salaries for our executive officers remained flat in fiscal 2020;

• Variable short-term cash incentive compensation plan funding is based upon Company performance, with individual awards linked closely to individual performance; and

•  Emphasis on long-term incentive compensation opportunities to align our executive officers’ interests with those of our stockholders, with two-thirds of their target long-term incentive compensation value weighted towards performance-based equity vehicles, the value of which depends on meeting the Company’s financial performance targets and our stock price performance.

Quality Pay Practices and Policies	• Only “double-trigger” accelerated vesting or payment for equity awards upon a change in control of the Company;
• Executive stock ownership guidelines that require ownership and further align our executive officers’ interests with those of our stockholders;

• Prohibition on hedging of Company common stock;

• A compensation recovery, or “clawback,” policy pertaining to both cash and equity incentive-based compensation;

• Mandatory minimum vesting period of one year for equity awards;

• Annual compensation peer group review with appropriate updates to ensure valid comparisons;

• No tax “gross-ups” allowed except with respect to relocation benefits and required spousal travel; and

• Independent compensation consultant engaged by the LDCC that does not provide any other services to the Company.

In making compensation decisions at the outset of fiscal 2020 and throughout the year, the LDCC continued to reinforce the link between Company performance and executive compensation.

The target level of short-term cash incentive awards for each executive officer, expressed as a percentage of annual base salary, remained unchanged in fiscal 2020. At the beginning of the fiscal year, our Board of Directors approved an Adjusted Revenue target of $1,245.0 million and an Adjusted EBITDA target of $398.5 million. These performance measures were selected by the LDCC to determine funding of the fiscal 2020 cash incentive pools and to drive sustainable top-line and bottom-line growth, balancing both short-term and longer-term considerations. Our fiscal 2020 results of $1,294.6 million in Adjusted Revenue (which for fiscal 2020 was the same as GAAP Revenue) and $463.1 million in Adjusted EBITDA exceeded target, resulting in funding under both the Broad-Based and Management Incentive Plans at 125% of target. “Adjusted Revenue” and “Adjusted EBITDA” are discussed further on page 42 of this proxy statement, and Adjusted EBITDA is reconciled to net income in Appendix B to this proxy statement. In selecting these two financial measures, both of which are used to determine short-term cash incentive funding and Performance Share Unit (“PSU”) earnings, the LDCC took into account the fact that the Company is making significant investments in technology infrastructure and solution innovation which tend to sacrifice short-term performance on certain other metrics (e.g., earnings per share) in favor of enabling longer-term stockholder value creation. The LDCC believes that these performance measures best balance the delivery of steady growth against the investments the Company makes. Further, using a one-year performance period for short-term cash incentive plan funding and the determination of the number of PSUs earned allows the LDCC to reward performance for a time period over which the Company has better visibility. Setting goals over a longer term is difficult because of the complexity and evolving nature of the business problems addressed by our solutions and would hinder alignment of our performance measures with our Company goals.

To align our executive officers’ interests with the creation of stockholder value, long-term equity incentive compensation represents a substantial portion of their target total direct compensation opportunities, and we have continued to maintain a diverse mix of equity award types which favor those that are performance-based instead of simply time-based. This mix of long-term incentive vehicles helps ensure that our executive compensation program operates effectively across a wide variety of business scenarios.

Long-term equity incentive awards to our executive officers in fiscal 2020 were granted in December 2019 as part of the Company’s annual year-end performance review and rewards planning process. Two-thirds of the annual long-term incentive awards were performance-based, with only one-third time-based. Specifically, the LDCC granted one-third of the target annual long-term equity incentive award value to our executive officers in the form of PSUs, which were designed to reward the achievement of pre-established annual Adjusted Revenue and Adjusted EBITDA goals. Based on our actual performance with respect to these measures, 200% of the target PSUs granted in fiscal 2020 were earned. The LDCC granted another one-third of the target annual long-term equity incentive award value in the form of Market Share Units (“MSUs”). MSUs are earned based on our total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years. Based on our one-year total stockholder return from December 1, 2019 to November 30, 2020, 166% of the target awards for the first performance period of the fiscal 2020 MSUs were earned. Based on our two-year total stockholder return from December 1, 2018 to November 30, 2020, 200% of the target awards for the second performance period of the fiscal 2019 MSUs were earned. Based on our three-year stockholder return from December 1, 2017 to November 30, 2020, 200% of the target awards for the third performance period of the fiscal 2018 MSUs were earned. Third period earned MSUs delivered to participants are less units earned in the first and second periods.

Our strong linkage of pay and performance is illustrated in the chart below. The dollar amounts shown for the target total direct compensation figures reflect the grant date fair value of equity awards. The dollar amounts shown for the realized total direct compensation figures reflect fiscal 2020 realized PSUs at 200% of targeted earnings and fiscal 2020 MSUs at 166% of the target awards for the first performance period with earnings for the second and third performance periods reflected at target.

Target v. Realized Compensation for Named Executive Officers in FY20

Preview of Fiscal 2021 Compensation Program

The LDCC’s decisions made at the outset of fiscal 2021 reflect a continuation of the philosophy employed during fiscal 2020. Specifically, our emphasis on long-term equity incentives continues and the long-term incentive program continues to reflect a strong emphasis on performance-based vehicles. As described more fully below, and as was the case in fiscal 2020, two-thirds of the value of annual equity awards made to our executive officers in fiscal 2021 involved performance-based vehicles.

Named Executive Officers

Our named executive officers for fiscal 2020 consist of the following persons:

•	William Lansing, our Chief Executive Officer;

•	Michael McLaughlin, our Executive Vice President and Chief Financial Officer;

•	Wayne Huyard, our Former Executive Vice President, Sales, Services and Marketing, who transitioned from this position to the role of Vice President, Sales Management on October 1, 2020;

•	Claus Moldt, our Executive Vice President and Chief Technology Officer; and

•	James Wehmann, our Executive Vice President, Scores.

Compensation Arrangements Relating to Fiscal 2020 Management Changes

Effective October 1, 2020, Wayne Huyard transitioned from his position as Executive Vice President, Sales, Services and Marketing into the role of Vice President, Sales Management with the Company. Also effective as of October 1, 2020, Stephanie Covert was promoted to assume the role of Executive Vice President, Sales and Marketing with the Company. As of August 26, 2020, the Company also appointed Thomas A. Bowers to the newly created position of Executive Vice President, Corporate Strategy.

In connection with their respective appointments, each of Mr. Huyard, Ms. Covert, and Mr. Bowers entered into a Letter Agreement with the Company stating that he or she is (1) entitled to receive an annual base salary of $400,000 (prorated to reflect any part-time status) in the case of Mr. Huyard, $400,000 in the case of Ms. Covert, and $400,000 in the case of Mr. Bowers, such salaries being subject to upward adjustment as determined by the LDCC, and (2) eligible to receive an annual cash incentive award of 0% to 100% of annual base salary pursuant to the Company’s Management Incentive Plan (such award for fiscal year 2020, in the case of Ms. Covert, to be based on a prior annual base salary of $300,000). Ms. Covert also received an initial promotion-based award of Restricted Stock Units (“RSUs”) with a grant date fair value of approximately $2,000,000, that will vest annually over four years. Mr. Huyard, Ms. Covert, and Mr. Bowers will each be eligible for future annual equity grants as determined by the LDCC. In determining the compensation packages for Mr. Huyard, Ms. Covert, and Mr. Bowers, the LDCC evaluated competitive market data, as well as peer equity considerations.

Determination of Compensation

LDCC Process

Members of executive management participate in the LDCC’s meetings at the LDCC’s request. Management’s role is to contribute input and analysis, which the LDCC considers in making its decisions. The LDCC is not bound by management’s recommendations, but the LDCC relies on the insights of our CEO and Chief Human Resources Officer in determining compensation for our executive officers, other than our CEO. The LDCC also consults with its external compensation consultant during its review of executive officer compensation. Prior to making decisions on executive compensation, the LDCC refers to comprehensive statements and reports prepared by its compensation consultant and management that reflect the amount and elements of each executive officer’s total direct compensation relative to competitive market practices.

The LDCC conducts an annual performance review of our CEO in connection with the determination of his compensation. As part of this process, one or more LDCC members and/or the Chairman of the Board meet with each senior executive to discuss our CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation of our CEO and submits it to the LDCC. Based on these interviews and written evaluations, as well as on its own determinations regarding our CEO’s performance, the LDCC prepares a final performance review for our CEO. The LDCC then submits a recommendation for our CEO’s compensation to the Board for discussion. Following such discussion, the LDCC finalizes its determination of our CEO’s compensation and informs our CEO of such determination, together with the final performance review.

Compensation Peer Group

In connection with our fiscal 2020 executive compensation program, the LDCC reviewed summary reports prepared by its compensation consultant and by management reflecting current and proposed base salary, short-term cash incentive and equity award levels for our executive officers. Each element was analyzed relative to the Company’s compensation peer group. The peer group consisted of 20 companies that were selected as being similar in size to the Company and operating in the application software, data processing and outsourced services, research and consulting services and communication equipment sub-industries within the Global Industry Classification Standard taxonomy.

The 20 peer companies that were included in the analysis referenced by the LDCC when it set compensation for fiscal 2020 were as follows:

ACI Worldwide	Jack Henry & Associates
ANSYS	Manhattan Associates
Blackbaud	MSCI
Black Knight	Nuance Communications
Broadridge Financial Solutions	Pegasystems
Cadence Design Systems	PTC
CoreLogic	Splunk
Equifax	TransUnion
FactSet Research Systems	Verint Systems
Guidewire Software	Verisk Analytics

The composition of the compensation peer group is reviewed annually at a minimum, with adjustments made that the LDCC, with the assistance of its compensation consultant, believes are appropriate to maintain comparability within the employment marketplace and to reflect any mergers or acquisitions or significant size changes among the subject companies.

Specific information with respect to the Company’s relative position follows, using values available at the time the compensation levels were being determined in November 2019:

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Operating Income ($ in millions)	Net Income ($ in millions)
75th percentile of peer group	$2,098	$17,328	$494	$371
50th percentile of peer group	$1,456	$ 9,460	$268	$ 89
25th percentile of peer group	$1,126	$ 5,128	$110	$ 25
Company	$1,144	$ 9,009	$262	$186
Percentile rank	26%	46%	49%	59%

The LDCC considered the peer group information in addition to company and individual performance when setting the compensation levels for our executive officers for fiscal 2020. The LDCC does not benchmark total compensation or individual elements of compensation to particular percentiles but aims to create competitive pay packages that reflect the Company’s performance and that are generally intended to deliver above market median compensation if long-term equity incentives pay out at or above target based on challenging required levels of performance.

Use of Compensation Consultant

The LDCC retains an external compensation consultant to assist it in analyzing our executive compensation program and assessing market levels of compensation. For fiscal 2020, the LDCC engaged Compensia, Inc. to provide competitive practice and market compensation data, advice regarding the design of compensation programs for our executive officers and non-employee directors, input regarding specific compensation actions for our executive officers, analysis of the composition of our compensation peer group, and analysis concerning the structure and implementation of our 2021 LTIP.

Compensation Consultant Conflict of Interest Analysis

The LDCC has considered the relationships that the compensation consultant it engaged in fiscal 2020 has had with the Company, the members of the LDCC and the Company’s executive officers, as well as the policies that the consultant has in place to maintain its independence and objectivity, and has determined that no conflicts of interest arose from the work performed by such consultant.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our last Annual Meeting of Stockholders held on March 4, 2020, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 95.7% of the votes cast being “for” approval (or 95.6%, including abstentions). The LDCC continues to evaluate and adjust the Company’s compensation policies and practices as it deems appropriate to advance the best interests of the Company and its stockholders, and the Company engages in periodic discussions with certain of our largest stockholders to obtain feedback on our compensation policies and practices. In light of the high approval rate of our executive compensation program, policies and practices by our stockholders at our last Annual Meeting, the LDCC largely maintained the existing compensation program, policies and practices during fiscal 2020.

Elements of Compensation

The fiscal 2020 executive compensation program consisted of three principal elements: (1) base salary; (2) short-term cash incentives; and (3) long-term equity incentives in the form of PSUs, MSUs and RSUs.

Compensation Element		Purpose and Philosophy
Base Salary	•	Base salary provides executive officers with financial stability and predictable cash flow.
•

Individual base salaries are determined by evaluating the executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives	•	Our short-term cash incentive plan rewards the achievement of annual Company and individual performance goals.
	•	Target cash incentive payment amounts are expressed as a percentage of base salary determined with reference to the peer group companies and the broader marketplace.
	•	Participants may earn between zero and 250% of their cash incentive award targets, depending both upon Company and individual performance.
Long-Term Equity Incentives	•

Long-term equity incentives directly link a significant portion of each executive officer’s target total direct compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•

PSUs are earned based upon the extent to which annual Company financial targets are achieved with as few as zero and as many as 200% of the target PSUs eligible to be earned. Earned units are then subject to multi-year vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•

MSUs are earned based on our relative total stockholder return measured over one-year, two-year and three-year performance periods with as few as zero and as many as 200% of the target MSUs eligible to be earned.

	•	RSUs represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year vesting period.

Base Salary in Fiscal 2020

None of our named executive officers received an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2019. This conservative approach reflects the LDCC’s continued commitment to incentive compensation elements directly linked to the achievement of our target financial goals and the creation of stockholder value.

Named Executive Officer	Fiscal 2020 Base Salary		Fiscal 2019 Base Salary
William Lansing	$750,000		$750,000
Michael McLaughlin	$400,000		$400,000
Wayne Huyard	$500,000	(1)	$500,000
Claus Moldt	$500,000		$500,000
James Wehmann	$500,000		$500,000

(1)

Mr. Huyard’s base salary was decreased from $500,000 to $400,000 effective October 1, 2020 in conjunction with his transition from Executive Vice President, Sales, Services and Marketing to Vice President, Sales Management. On that same date, his base salary earnings were further adjusted to reflect his part-time status.

Short-Term Cash Incentives in Fiscal 2020

We offer a short-term incentive opportunity in the form of cash incentive awards to our executive officers. For fiscal 2020, these incentive awards were paid from a single, centralized pool that supported short-term cash incentive payments to our executive officers and vice president-level leaders under our Management Incentive Plan (“MIP”) and to other eligible employees under our Broad-Based Incentive Plan (“BBIP”).

In fiscal 2020, the LDCC determined our named executive officers’ cash incentive payments using the framework set forth below (which was the same for our named executive officers and for all other participants in the MIP and BBIP):

Company Performance Factor	=	A value ranging from 0 to 125% reflecting the extent to which the Company Adjusted Revenue and Adjusted EBITDA targets were achieved. Fiscal year 2020 = 125%.

Participant Performance Factor	=	A value ranging from 0 to 200%, reflecting the extent to which individual participant performance goals were achieved.

Participant Target %	=	The percentage of each participant’s annual base salary that represents his or her target cash incentive payment amount.

As an illustrative example, a participant with an annual base salary of $500,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 100% would have earned $312,500 for fiscal 2020 based on our Company Performance Factor of 125% (compared to a target payment of $250,000).

The LDCC establishes the size of the cash incentive pool by multiplying the aggregate amount of plan participants’ target-level awards by the Company Performance Factor reflecting the extent to which Adjusted Revenue and Adjusted EBITDA targets were achieved. “Adjusted Revenue” means the Company’s GAAP Revenue as adjusted to remove the impact of revenues related to acquisitions or events deemed by the LDCC to have been out of management’s control and occurring in the measurement year. For fiscal 2020, the LDCC determined that no adjustments to the Company’s GAAP Revenue were warranted, and therefore Adjusted Revenue was the same as GAAP Revenue. “Adjusted EBITDA” is a non-GAAP financial measure and is defined as GAAP net income, adjusted for interest expense, net, provision for income taxes, other expense (income), net, amortization of intangible assets, depreciation, stock-based compensation expense, and restructuring and acquisition-related charges. See Appendix B to this proxy statement for a reconciliation of Adjusted EBITDA to GAAP net income, the most directly comparable GAAP financial measure. The threshold, target and maximum performance levels for each performance measure, along with the related Company Performance Factor, for fiscal 2020 were as follows:

Financial Metric (Weighting)	Threshold Funding Level		Targeted Funding Level		Maximum Funding Level	Actual Performance
Adjusted Revenue (50%)	$1,180.0 million	$1,200.0 million	$1,245.0 million	$1,255.0 million	$1,265.0 million	$1,294.6 million
Adjusted EBITDA (50%)	$353.3 million	$379.2 million	$398.5 million	$400.2 million	$402.1 million	$463.1 million
Company Performance Factor	25%	50%	100%	112.5%	125%	125%

In accordance with this calculation, a Company Performance Factor of 125% was applied to the cash incentive pool and uniformly affected payments made to all participants in the MIP and BBIP. This fiscal 2020 Company Performance Factor was the same as fiscal 2019, when above-target Company performance yielded a multiplier of 125%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide measures as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. Our CEO’s performance goals were established by the LDCC after considering input from each non-employee director, and our CEO’s individual annual performance evaluation was completed by the LDCC. Individual performance goals for our executive officers other than our CEO were established by our CEO, and annual performance evaluations for these executive officers were completed by our CEO and discussed with the LDCC. If an executive officer receives the lowest performance rating on a three-point scale (“Improvement Needed”), his or her Participant Performance Factor and resulting cash incentive payment will generally be reduced to zero. Conversely, if an executive officer receives the highest overall performance rating (“Outstanding”), his or her Participant Performance Factor may be as high as 200%. Distribution guidelines applicable to these performance ratings ensure that participants in the short-term cash incentive program are not all rated on the high or low end of the scale, but are instead distributed above and below the target levels. The LDCC may exercise discretion to make adjustments within the performance scale.

The Participant Performance Factor values for our named executive officers for fiscal 2020, along with the key factors considered by the LDCC and our CEO, as applicable, in making these determinations, were as follows:

Named Executive Officer	Participant Performance Factor	Key Factors
William Lansing	128%

•   set and reinforced corporate vision and profitable growth strategy

•   aligned executives through goal setting and collaborative decision-making

•   sustained focus on top talent acquisition, workforce engagement and cultural priorities

Michael McLaughlin	110%	• conducted critical deal margin analyses and shaping to achieve targets • effective expense management and investment deployment
Wayne Huyard	112%	• successful platform sales at enterprise scale • overall strong fiscal 2020 financial results, particularly involving software bookings
Claus Moldt	112%	• strong, ongoing execution of our cloud first strategy • effective oversight of platform development efforts
James Wehmann	120%	• oversaw strong revenue growth in the Scores business • leveraged partner relationships to deploy highly valuable innovation

The Participant Target % for each participant in the MIP is based on the Company’s desire to continue to emphasize long-term incentives and the LDCC’s review of market-competitive short-term compensation levels for executives in comparable roles at the peer group companies. As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of his annual base salary, and the other named executive officers each have a Participant Target % of 50% of their annual base salary.

The combined effect of these inputs led to the following payments for the named executive officers under the MIP for fiscal 2020 performance, shown along with the target payment levels:

Named Executive Officer	Target Payout for Fiscal 2020	Amount Attributable to Company Performance Factor	Participant Performance Factor	Actual Payout for Fiscal 2020
William Lansing	$750,000	$937,500	128%	$1,200,000
Michael McLaughlin	$200,000	$250,000	110%	$275,000
Wayne Huyard	$250,000	$312,500	112%	$350,000
Claus Moldt	$250,000	$312,500	112%	$350,000
James Wehmann	$250,000	$312,500	120%	$375,000
Totals	$1,700,000	$2,125,000	—	$2,550,000

Long-Term Equity Incentives in Fiscal 2020

The third key element of our executive compensation program for fiscal 2020 was long-term equity incentives in the form of equity awards. This element of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of our common stock. The Company has chosen to emphasize long-term equity incentives in our executive compensation program to help to ensure strong alignment with our stockholders over time.

In determining the value of annual equity awards for fiscal 2020, the LDCC considered an analysis of competitive market data prepared by its compensation consultant and described above under “Determination of Compensation — Compensation Peer Group,” the individual performance of each executive officer, the need to reinforce positive levels of collaboration and teamwork across members of the executive team, and our retention objectives.

The proportion of each type of equity award granted in fiscal 2020 is broken down as follows:

Performance Share Units 1/3	Market Share Units 1/3	Restricted Stock Units 1/3

Performance Share Units (“PSUs”). For fiscal 2020, PSUs represented one-third of the target annual equity awards granted in December 2019 to our executive officers. The PSUs granted in fiscal 2020 were earned on the basis of a one-year performance period but any earned shares vest over three years following the date of grant. The LDCC used a one-year performance period because market uncertainties made it difficult to accurately forecast our Adjusted Revenue and Adjusted EBITDA beyond that point. The LDCC believes the complexity of our major products, along with the complexity of our major customers, yields a very long selling cycle, which in turn contributes significant uncertainty into our revenue stream and resulting EBITDA. Using a one-year performance period allows the LDCC to reward performance for a time period over which the Company has better visibility instead of creating goals over a longer term that are more likely to be problematic. In addition, requiring that any earned shares vest over an additional two years creates long-term alignment with our stockholders and satisfies our retention objectives.

The maximum number of PSUs that could have been earned over the fiscal 2020 performance period by each named executive officer was specified in the applicable award agreement. In each case, the named executive officer could earn as little as 0% and as much as 200% of the target number of PSUs. The LDCC retained discretion to determine the actual number of PSUs that were earned and established the following earnings matrix when the awards were granted to inform its discretion:

Financial Metric (Weighting)	Threshold Performance		Target Performance		Maximum Performance
Adjusted Revenue (50%)	$1,180.0 million	$1,200.0 million	$1,245.0 million	$1,255.0 million	$1,265.0 million
Adjusted EBITDA (50%)	$353.3 million	$379.2 million	$398.5 million	$400.2 million	$402.1 million
PSUs Earned (as percentage of target)	0%	50%	100%	150%	200%

Based on the Company’s above-target performance of $1,294.6 million of Adjusted Revenue and $463.1 million of Adjusted EBITDA in fiscal 2020, and using the above matrix as a guide, the LDCC applied a multiplier of 200% to the target number of PSUs.

The target number of PSUs and the actual number of PSUs earned by each named executive officer for fiscal 2020 performance that were settled for shares of our common stock are as follows:

Named Executive Officer	Target Number of PSUs Granted for Fiscal 2020	Actual Number of PSUs Earned for Fiscal 2020
William Lansing	10,231	20,462
Michael McLaughlin	975	1,950
Wayne Huyard	3,216	6,432
Claus Moldt	3,216	6,432
James Wehmann	3,216	6,432

One-third of the earned PSUs were paid following the end of fiscal 2020 and two-thirds will vest over the next two fiscal years provided the named executive officer remains with the Company as of each vesting date or vesting of the PSUs continues pursuant to the terms of the applicable award agreement.

Market Share Units (“MSUs”). For fiscal 2020, MSUs represented one-third of the target annual equity awards granted in December 2019 to our executive officers. The MSUs granted in fiscal 2020 (as well as those granted in fiscal 2019 and fiscal 2018) are earned based on the Company’s total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years. The LDCC decided to measure performance over a total of three years to integrate a longer, multi-year performance period into the Company’s equity compensation program.

The number of MSUs earned by a named executive officer in each of the one- and two-year performance periods is determined by taking one-third of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period. The number of MSUs earned by a named executive officer in the three-year performance period is determined by taking the total number of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period, and then subtracting any shares of our common stock earned in the one-year and two-year performance periods from the result. The total number of shares earned in the one-year and two-year periods is not adjusted if the three-year calculation, less shares earned in prior periods, is a negative number. The relative return factor for each performance period is calculated as follows:

Relative TSR Performance (Fiscal 2018, 2019 and 2020)	Relative Return Factor
+33.33% or greater	200%
+16.67%	150%
0%	100%
-12.5%	50%
-25% or less	0%

Generally, the Company’s relative TSR performance is calculated by taking the difference between our total stockholder return minus the Russell 3000 index’s total stockholder return for the relevant performance period. Importantly, the MSU earnings slope for below-target performance is steeper than the slope for above-target performance, meaning that the penalty for under-performance is greater than the premium for over-performance.

Based on our total stockholder return of 37.24% for fiscal 2020, 166% of the MSUs granted in fiscal 2020 were earned at the conclusion of the first performance period and settled for shares of our common stock. Based on our total stockholder return of 123.34% for fiscal 2019 and fiscal 2020, 200% of the MSUs granted in fiscal 2019 were earned at the conclusion of the second performance period and settled for shares of our common stock. Finally, based on our total stockholder return of 196.75% for fiscal 2018, fiscal 2019 and fiscal 2020, 200% of the MSUs granted in fiscal 2018 were earned at the conclusion of the third performance period and settled for shares of our common stock. The target number of MSUs and the number of shares of our common stock earned by each named executive officer for each of the three performance periods completed at the end of fiscal 2020 are as follows:

Named Executive Officer	Target Number of FY20 MSUs Subject to One-Year Performance	Actual Number of MSUs Earned
William Lansing	3,411	5,662
Michael McLaughlin	325	539
Wayne Huyard	1,072	1,779
Claus Moldt	1,072	1,779
James Wehmann	1,072	1,779

Named Executive Officer	Target Number of FY19 MSUs Subject to Two-Year Performance	Actual Number of MSUs Earned
William Lansing	5,405	10,810
Michael McLaughlin	N/A	N/A
Wayne Huyard	1,767	3,534
Claus Moldt	N/A	N/A
James Wehmann	1,767	3,534

Named Executive Officer	Target Number of FY18 MSUs Granted Subject to Three-Year Performance	Actual Number of MSUs Earned(1)
William Lansing	20,147	14,709
Michael McLaughlin	N/A	N/A
Wayne Huyard	5,488	4,006
Claus Moldt	N/A	N/A
James Wehmann	5,488	4,006

(1)

The actual number of MSUs granted in fiscal 2018 and earned in fiscal 2020 was calculated by multiplying the total number of target units in the applicable award agreement by the relative return factor for the relevant performance period, then subtracting the fiscal 2018 MSUs earned at the conclusion of the first and second performance periods.

Restricted Stock Units (“RSUs”). For fiscal 2020, RSUs represented the final one-third of the target annual equity awards granted in December 2019 to our executive officers. The RSUs granted in fiscal 2020 provide a link to our stock price performance, as well as promote our retention objectives over a multi-year vesting period. Generally, the RSUs granted by the LDCC vest in four equal annual installments beginning on the first anniversary of the grant date.

As in prior fiscal years, the LDCC permitted our executive officers to exchange up to 100% of their annual time-vested RSUs for non-qualified stock options (“NQSOs”) on an economically equivalent basis, while maintaining the existing four-year annual vesting requirement. In connection with the retention of this flexibility, which was initially implemented in fiscal 2015, the LDCC determined that NQSOs provide attractive leverage to the recipient and permit the holder to determine when taxable income events occur via a decision to exercise their NQSOs. In fiscal 2020, Mr. Lansing was the only named executive officer who elected to exchange all or a portion of the RSUs awarded for NQSOs.

In the event that a named executive officer was to make such an election, the ratio constituting an economically equivalent basis would be determined as follows:

Value of One “Whole” Share	=	Accounting value determined based upon the average closing market price of our common stock during the 30 calendar days ending 11 days before the grant date

Value of One “Option” Share	=	Black-Scholes accounting value based upon the average closing market price of our common stock during the 30 calendar days ending 11 days before the grant date

Exchange Ratio for RSUs to NQSOs	=	Accounting value of one “whole” share divided by Black-Scholes accounting value of one “option” share

In fiscal 2020, the value of one “whole” share was determined to be $342.1143, while the value of one “option” share was determined to be $89.4578. The resulting ratio was 3.8243 “option” shares for each “whole” share, meaning our executive officers could receive a NQSO for that number of shares equal to 3.8243 multiplied by the number of shares that would be subject to their RSU for fiscal 2020.

Evolution of Long-Term Equity Incentive Program

The following charts depict the evolution of our long-term equity incentive program over the last several years to increasingly emphasize performance-based vehicles over those based solely on continued service with the Company. The values reflected (i) assume that all executive officers elected to convert the maximum allowable portion of their annual stock option grants from fiscal 2011 through fiscal 2013 to RSUs, which was the typical pattern, and (ii) depicts PSUs and MSUs at target level. The fiscal 2014–2020 chart reflects RSUs, although our executive officers may have elected to convert those RSUs to stock options on an economically equivalent basis, as described above. The fiscal 2013 chart reflects the annual grants made to our named executive officers other than our CEO, who received an additional 70,000 stock options that were not convertible into RSUs and are not reflected in the chart.

Retirement Arrangements

We offer a Section 401(k) plan for all eligible employees. Under this program, our executive officers (like all of our eligible employees) can receive a Company matching contribution on amounts they contribute to the Section 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior executive officers to defer up to 25% of their base salary and 75% of their short-term cash incentive awards into an investment account. Amounts in this account are payable upon certain employment termination events as specified in the plan.

In November 2018, the LDCC approved the inclusion of retirement provisions in the award agreements for the equity awards granted to our executive officers beginning in December 2018. Such provisions allow for continued vesting of outstanding equity awards upon an executive officer’s retirement provided that certain age and service requirements have been met. In order to qualify for continued vesting, the executive officer must provide at least one year’s notice of his or her retirement and must also be available to provide service to the Company, if requested, during the continued vesting period. In addition, during the continued vesting period, the executive officer may not become employed by another entity or organization. The LDCC approved the inclusion of the retirement provisions in order to enhance retention of the current executive officers, to improve the executive transition process by ensuring sufficient time to plan for a successor and to ensure continued support from the former executive officer following retirement.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including our executive officers, in a coverage amount based upon their base salary. We do not provide material perquisites.

Post-Employment Compensation Arrangements

Each of our current named executive officers is party to a Letter Agreement that, among other things, provides for payments and benefits in the event of termination of employment by the Company without cause or by the executive officer for good reason, and a Management Agreement that provides for payments and benefits in the event of such a termination of employment in connection with a change in control of the Company. These agreements are described in detail later in this proxy statement.

The LDCC believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for our named executive officers, and will mitigate concerns that the executive officers may have regarding their continued employment prior to or following a change in control of the Company, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders. The change-in-control arrangements are “double-trigger” (that is, they require both a change in control of the Company and a termination of employment without cause or by the executive officer for good reason within 24 months of the change in control) and the named executive officers are not eligible to receive tax payments or gross-ups in connection with any change-in-control arrangement.

As noted above, in August 2020 we entered into a Letter Agreement, effective as of October 1, 2020, with Mr. Huyard in connection with his transition from Executive Vice President, Sales, Services and Marketing to Vice President, Sales Management.

Equity Award Grant Processes

Equity awards granted to our named executive officers in fiscal 2020 were granted under the 2012 LTIP. Equity awards for all executive officers are approved by the LDCC. The LDCC has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the LDCC. The exercise price of stock options is set at fair market value of our common stock on the date of grant, with annual equity awards generally granted by the LDCC on a pre-determined day in December of each fiscal year.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. Our CEO is required to own at least 100,000 shares of our common stock, and our Executive Vice Presidents are required to own shares valued at least five times their annual base salary. The guidelines provide that executive officers should achieve the stated guidelines within five years of appointment. As of the end of fiscal 2020, all of our executive officers had met or exceeded their required stock ownership level, or were making acceptable progress to their required level.

Executive Officer Incentive Compensation Recovery Policy

Our Board of Directors has adopted an Executive Officer Incentive Compensation Recovery Policy that governs cash and equity incentive-based compensation received by our executive officers, including our named executive officers. Under this policy, the Company will, in the appropriate circumstances as determined by the LDCC and to the extent permitted by applicable law, require reimbursement or forfeiture of such incentive-based compensation from an executive officer in the event that the Company materially restates its consolidated financial statements due to material non-compliance with applicable financial reporting requirements if such executive officer engaged in fraud or intentional misconduct that was a significant contributing factor to the restatement. In each such instance, the Company will seek to recover or cancel the amount by which such executive officer’s incentive-based compensation that was granted, vested or earned during the preceding three-year period exceeds the amount that would have been granted, vested or earned based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recovered compensation. The LDCC will consider relevant facts and circumstances in determining whether to require reimbursement, cancellation or recovery of such incentive-based compensation.

No Hedging

Under the terms of our insider trading policy, the members of the Board of Directors, officers and employees may not buy or sell puts or calls on Company stock, trade options on any of the stock exchanges or futures exchanges relating to Company stock, enter into equity swaps, prepaid variable forward contracts, collars or exchange funds involving Company stock and other transactions that are designed to hedge or offset decreases in the price of Company stock.

Tax Matters

Section 162(m) of the Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts Act”) in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Amounts that qualified as “performance-based compensation” were exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable Treasury regulations. As a general matter, in making its previous compensation decisions with respect to our named executive officers, the LDCC was mindful of the benefit to the Company of the full deductibility of compensation, while believing that it should maintain flexibility in compensating the Company’s executive officers in a manner that could best promote our corporate objectives.

The Tax Cuts Act retained the $1 million deduction limit, but repealed the “performance-based compensation” exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in fiscal 2019 and later years to our named executive officers in excess of $1 million was not and will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

Leadership Development and Compensation Committee Report

The LDCC has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the LDCC recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Leadership Development and Compensation Committee:

Joanna Rees, Chair

A. George Battle

Braden R. Kelly

Eva Manolis

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the LDCC serves or has served as an officer of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or the LDCC.

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and the LDCC are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our executive officers a significant portion of their target total direct compensation comes in the form of long-term equity incentives that are earned over several years. The stock ownership guidelines in place for our executive officers also work to align their long-term interests with those of our stockholders.

Our short-term cash incentive program applicable to both our executive officers and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and our stockholders on a long-term basis. In addition, the LDCC retains discretion to adjust awards under the short-term cash incentive program if a payout determined under the formula is not appropriate in the circumstances, and award maximums or “caps” are in place to prevent windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of our compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2020, 2019 and 2018 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
William Lansing	2020	750,000	—	11,128,051	918,823	1,200,000	—	38,750	14,035,624
Chief Executive Officer	2019	750,000	—	6,352,443	2,993,617	1,200,000	—	49,197	11,345,257
	2018	750,000	—	10,255,714	—	1,200,000	—	41,767	12,247,481

Michael McLaughlin	2020	400,000	—	1,146,829	—	275,000	—	19,320	1,841,149
Executive Vice President and Chief Financial Officer	2019	53,846	—	5,077,041	—	45,000	—	197	5,176,084

Wayne Huyard	2020	500,000	—	3,782,767	—	350,000	—	21,738	4,654,505
Executive Vice President, Sales, Services and Marketing	2019 2018	500,000 500,000	— —	3,057,111 2,793,612	— —	375,000 375,000	— —	21,245 23,684	3,953,356 3,692,296

Claus Moldt	2020	500,000	—	3,782,767	—	350,000	—	30,415	4,663,182
Executive Vice President and Chief Technology Officer	2019	387,115	—	2,980,935	—	350,000	—	11,454	3,729,504

James Wehmann	2020	500,000	—	3,782,767	—	375,000	—	12,215	4,669,982
Executive Vice President, Scores	2019	500,000	—	3,057,111	—	375,000	—	11,945	3,944,056
	2018	500,000	—	2,793,612	—	375,000	—	11,070	3,679,682

(1)

The amounts in the “Stock Awards” columns represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 13 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC.

(2)	Stock Awards for fiscal 2020 include the grant date fair value of time-based RSU awards, PSU awards and MSU awards granted on December 10, 2019 under the 2012 LTIP.

The PSUs were tied to the achievement of certain performance goals during fiscal 2020, and the named executive officer must be an employee on the vesting dates of December 10th of 2020, 2021 and 2022 in order to realize the earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $7,247,232 vs. target of $3,623,616 for Mr. Lansing; $690,652 vs. target of $345,326 for Mr. McLaughlin; $2,278,086 vs. target of $1,139,043 for Mr. Huyard; $2,278,086 vs. target of $1,139,043 for Mr. Moldt; and $2,278,086 vs. target of $1,139,043 for Mr. Wehmann. The named executive officers earned 200% of their respective target award, resulting in 20,462 units for Mr. Lansing; 1,950 units for Mr. McLaughlin; 6,432 units for Mr. Huyard; 6,432 units for Mr. Moldt; and 6,432 units for Mr. Wehmann.

The MSUs were tied to the achievement of certain performance goals over three performance periods ending on November 30, 2020, 2021 and 2022. The named executive officers must be employed on the vesting dates of December 10th of 2020, 2021 and 2022 in order to realize the earned MSU value. The values included in the table for the MSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $9,573,624 vs. target of $4,786,812 for Mr. Lansing; $912,354 vs. target of $456,177 for Mr. McLaughlin; $3,009,362 vs. target of $1,504,681 for Mr. Huyard; $3,009,362 vs. target of $1,504,681 for Mr. Moldt; and $3,009,362 vs. target of $1,504,681 for Mr. Wehmann. The named executive officers earned 166% of their respective target award for the first performance period ending on November 30, 2020, resulting in 5,662 units for Mr. Lansing; 539 units for Mr. McLaughlin; 1,779 units for Mr. Huyard; 1,779 units for Mr. Moldt; and 1,779 units for Mr. Wehmann.

(3)

Option Awards for fiscal 2020 consist of the grant date fair value of stock options which the named executive officer elected to receive in exchange for a portion of his annual RSU award. For information on the assumptions used to calculate the value of the stock options, refer to Note 13 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC.

(4)	Represents amounts paid in the first quarter of fiscal 2021 based on performance during fiscal 2020 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2020 are detailed in the supplemental table below entitled “All Other Compensation Table.”

All Other Compensation Table

Elements of All Other Compensation	William Lansing		Michael McLaughlin	Wayne Huyard	Claus Moldt	James Wehmann
401(k) Match($)(1)	11,400		5,539	0	11,392	11,969
Life Insurance Premium($)(2)	369		197	246	246	246
Spousal Travel($)(3)	8,329		6,331	10,649	8,954	0
Tax Gross Ups($)(4)	7,435		7,253	10,843	9,823	0
Other($)	11,217	(5)	—	—	—	—
Total($)	38,750		19,320	21,738	30,415	12,215

(1)	Represents the aggregate value of the Company’s cash contribution under the Fair Isaac Corporation 401(k) Plan during fiscal 2020.

(2)	Represents the aggregate incremental cost for the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Represents amounts spent on commercial airline flights of the named executive officers’ spouses who were expected by the Company to attend certain Company events.

(4)

Represents gross-up payments to offset imputed income for the cost of spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(5)	Represents tax preparation fees incurred by Mr. Lansing, as provided in his Letter Agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2020

The following table summarizes grants of plan-based compensation awards made during fiscal 2020 to our named executive officers.

											All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
William Lansing		0	750,000	1,875,000
	12/10/2019				0	(2)	10,231	(2)	20,462	(2)						4,786,812
	12/10/2019				0	(3)	10,231	(3)	20,462	(3)						3,623,616
	12/10/2019										7,673	(4)				2,717,623
	12/10/2019												9,782	(5)	354.18	918,780
Michael McLaughlin		0	200,000	500,000
	12/10/2019				0	(2)	975	(2)	1,950	(2)						456,177
	12/10/2019				0	(3)	975	(3)	1,950	(3)						345,326
	12/10/2019										975	(4)				345,326
Wayne Huyard		0	250,000	625,000
	12/10/2019				0	(2)	3,216	(2)	6,432	(2)						1,504,681
	12/10/2019				0	(3)	3,216	(3)	6,432	(3)						1,139,043
	12/10/2019										3,216	(4)				1,139,043
Claus Moldt		0	250,000	625,000
	12/10/2019				0	(2)	3,216	(2)	6,432	(2)						1,504,681
	12/10/2019				0	(3)	3,216	(3)	6,432	(3)						1,139,043
	12/10/2019										3,216	(4)				1,139,043
James Wehmann		0	250,000	625,000
	12/10/2019				0	(2)	3,216	(2)	6,432	(2)						1,504,681
	12/10/2019				0	(3)	3,216	(3)	6,432	(3)						1,139,043
	12/10/2019										3,216	(4)				1,139,043

(1)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and the target amount for each of the other named executive officers is equal to 50% of his base salary. The maximum amount in each case equals 2.5 times the target amount, which would result if the Company Performance Factor was 125% and the Participant Performance Factor was 200%. There is no threshold (or minimum) level of awards under the Management Incentive Plan. Additional detail regarding the determination of cash incentives to executives for fiscal 2020 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts shown reflect MSUs that were granted under our 2012 LTIP and are subject to the achievement of specific performance goals related to the Company’s total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years, approved by the LDCC, with no threshold (or minimum) levels of performance. On December 4, 2020, the LDCC certified that for all named executive officers, 166% of the target awards for the first performance period were earned for that tranche of awards eligible to vest on December 10, 2020. The remaining portion of the target awards may be earned subject to achievement of specific performance goals for the two- and three-year performance periods and then subsequently vest subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2012 LTIP) through December 10, 2021 and December 10, 2022, respectively. These awards do not pay dividend equivalents.

(3)

Amounts shown reflect PSUs that were granted under our 2012 LTIP and were subject to the achievement of specific performance goals related to revenue and net income metrics approved by the LDCC, with no threshold (or minimum) levels of performance. For all named executive officers, 200% of the target awards were earned, one-third of the earned units vested on December 10, 2020 and the remaining two-thirds are scheduled to vest in two annual installments beginning December 10, 2021 (subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2012 LTIP)). These awards do not pay dividend equivalents.

(4)

Reflects RSUs that were granted under our 2012 LTIP which vest in four equal increments on the first four anniversaries of the grant date subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2012 LTIP). These awards do not pay dividend equivalents.

(5)

Reflects stock options that were granted under our 2012 LTIP which vest in four equal increments on the first four anniversaries of the grant date subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2012 LTIP).

(6)

Represents the grant date fair value of each stock option, MSU, PSU, or RSU, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the MSU and PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

Letter Agreements

The Company is a party to Letter Agreements with each of the named executive officers. The material provisions of such Letter Agreements related to the executive officers’ ongoing compensation arrangements are described below.

William Lansing

For each full fiscal year of the Company during the term of his Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award with a target value equal to 100% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Mr. Lansing’s receipt of severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Other Named Executive Officers

For each full fiscal year of the Company during the term of each executive officer’s Letter Agreement, the executive officer will be eligible to receive a cash incentive award with a target equal to 50% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If an executive officer’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of his Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. The executive officer’s receipt of severance pay and benefits would be conditioned on his release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Definitions

In all of the Letter Agreements, “Cause” generally means a good faith determination by the Company of one or more of the following: (i) commission by the executive officer of a felony, (ii) an intentional act of fraud or material dishonesty connected with the executive officer’s employment with the Company or otherwise likely to cause the Company material harm, (iii) the executive officer’s willful failure or refusal to perform in all material respects his duties, or (iv) a material breach by the executive officer of the Company’s policies or codes of conduct or of another written agreement between the Company and the executive officer.

In Mr. Lansing’s Letter Agreement, “Good Reason” generally means that one of the following conditions occurs without his consent and the Company does not cure the condition after receiving notice of it: (i) a material diminution in Mr. Lansing’s status or position as Chief Executive Officer, (ii) a requirement that Mr. Lansing relocate to an office located more than 50 miles away from his current office location, (iii) a material breach by the Company of the terms of the Letter Agreement, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

In the other named executive officers’ Letter Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s base salary, (ii) a material reduction in the executive officer’s annual cash incentive target expressed as a percentage of base salary, (iii) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, (iv) a material breach by the Company of the terms of the Letter Agreement, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR END

Name								Stock Awards
	Option Awards							Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William Lansing	12/10/2018	13,524	40,571	(2)	—	185.05	12/09/2025	12/08/2016	5,640	(3)	2,399,143	—		—
	12/10/2019	0	9,782	(2)	—	354.18	12/09/2026	12/08/2017	10,073	(3)	4,284,853	—		—
	—	—	—		—	—	—	12/08/2017	13,431	(4)	5,713,279	14,709	(7)	6,256,914
	—	—	—		—	—	—	12/10/2018	21,620	(5)	9,196,716	21,620	(8)	9,196,716
	—	—	—		—	—	—	12/10/2019	7,673	(3)	3,263,941	—		—
	—	—	—		—	—	—	12/10/2019	20,462	(6)	8,704,126	5,116	(9)	2,176,244
Michael McLaughlin	—	—	—		—	—	—	08/05/2019	11,244	(3)	4,782,973	—		—
	—	—	—		—	—	—	12/10/2019	975	(3)	414,746	—		—
	—	—	—		—	—	—	12/10/2019	1,950	(6)	829,491	488	(9)	207,585
Wayne Huyard	—	—	—		—	—	—	12/08/2016	1,817	(3)	772,915	—		—
	—	—	—		—	—	—	12/08/2017	2,744	(3)	1,167,243	—		—
	—	—	—		—	—	—	12/08/2017	3,658	(4)	1,556,040	4,006	(7)	1,704,072
	—	—	—		—	—	—	12/10/2018	3,975	(3)	1,690,886	—		—
	—	—	—		—	—	—	12/10/2018	7,066	(5)	3,005,735	7,066	(8)	3,005,735
	—	—	—		—	—	—	12/10/2019	3,216	(3)	1,368,022	—		—
	—	—	—		—	—	—	12/10/2019	6,432	(6)	2,736,044	1,608	(9)	684,011
Claus Moldt	—	—	—		—	—	—	12/08/2016	872	(3)	370,931	—		—
	—	—	—		—	—	—	12/08/2017	3,292	(3)	1,400,351	—		—
	—	—	—		—	—	—	12/10/2018	3,975	(3)	1,690,886	—		—
	—	—	—		—	—	—	08/21/2019	4,290	(3)	1,824,880	—		—
	—	—	—		—	—	—	12/10/2019	3,216	(3)	1,368,022	—		—
	—	—	—		—	—	—	12/10/2019	6,432	(6)	2,736,044	1,608	(9)	684,011
James Wehmann	—	—	—		—	—	—	12/08/2016	1,817	(3)	772,915	—		—
	—	—	—		—	—	—	12/08/2017	2,744	(3)	1,167,243	—		—
	—	—	—		—	—	—	12/08/2017	3,658	(4)	1,556,040	4,006	(7)	1,704,072
	—	—	—		—	—	—	12/10/2018	3,975	(3)	1,690,886	—		—
	—	—	—		—	—	—	12/10/2018	7,066	(5)	3,005,735	7,066	(8)	3,005,735
	—	—	—		—	—	—	12/10/2019	3,216	(3)	1,368,022	—		—
	—	—	—		—	—	—	12/10/2019	6,432	(6)	2,736,044	1,608	(9)	684,011

(1)

The market value of stock awards that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2020 ($425.38) by the number of stock awards.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These earned PSUs vest in shares in three equal increments on the 8th of December in 2018, 2019, and 2020, subject to the named executive officer’s continued employment.

(5)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2019, 2020, and 2021, subject to the named executive officer’s continued employment.

(6)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2020, 2021, and 2022, subject to the named executive officer’s continued employment.

(7)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years ending November 30 and then vest on the 8th of December in 2018, 2019, and 2020, subject to the named executive officer’s continued employment.

(8)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years ending November 30 and then vest on the 10th of December in 2019, 2020, and 2021, subject to the named executive officer’s continued employment.

(9)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 index over performance periods of one, two and three years ending November 30 and then vest on the 10th of December in 2020, 2021, and 2022, subject to the named executive officer’s continued employment.

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)

William Lansing	214,579	70,806,435	98,695	35,699,569

Michael McLaughlin	0	0	3,748	1,639,525

Wayne Huyard	0	0	32,085	11,592,493

Claus Moldt	0	0	10,273	3,443,600

James Wehmann	0	0	32,136	11,611,048

(1)

Equal to the number of shares acquired on exercise multiplied by the difference between the market price of a share of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

William Lansing	—	—	99,919	—	858,802	(3)

Michael McLaughlin	—	—	—	—	—

Wayne Huyard	—	—	—	—	—

Claus Moldt	—	—	2,871	—	14,220	(4)

James Wehmann	406,250	—	191,139	—	1,384,863	(5)

(1)	The amount reported in this column has been reported in the fiscal 2020 Summary Compensation Table as part of the individual’s compensation.

(2)

The amount reported in this column was not reported in the Summary Compensation Table as part of the individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)	Of the amounts shown in this column, the following amounts were previously reported as compensation in Salary column of the Summary Compensation Table: $0.00 for fiscal 2019.

(4)	Of the amounts shown in this column, the following amounts were previously reported as compensation in Salary column of the Summary Compensation Table: $3,358 for fiscal 2019.

(5)	Of the amounts shown in this column, the following amount was previously reported as compensation in Salary column of the Summary Compensation Table: $218,750 for fiscal 2019.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These elections are irrevocable and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement, as amended (the “Management Agreement”), with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or two years following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined below), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides for the same general non-economic provisions described above. In the case of a qualifying termination of employment in connection with or following a change of control Event, Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the incentive payment for the prior fiscal year, calculated in the same manner described above, and he is entitled to 18 months of continued benefits pursuant to COBRA.

In all of the Management Agreements, an “Event” generally means (i) the acquisition by a person of 30% or more the shares of our Company’s common stock, (ii) continuing directors no longer represent a majority of the members of the Board, (iii) the consummation of a reorganization, merger or consolidation of the Company or a statutory share exchange unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s stock before the transaction own more than 70% of the common stock of the resulting corporation, or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution or the sale of all or substantially all of the Company’s assets unless the sale is made to a corporation more than 70% of whose shares are held by persons who were the beneficial owners of the Company’s stock before the transaction.

In all of the Management Agreements, “Cause” generally means (i) willful and gross neglect by the executive officer of his duties, or (ii) a felony committed by the executive officer that is substantially detrimental to the Company.

In all of the Management Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s authority, duty or responsibilities, (ii) a material reduction in the executive officer’s annual base salary or target incentive, (iii) a material reduction in the aggregate benefits the executive officer enjoys under the Company’s wellness and compensatory programs, (iv) a requirement that the executive officer relocate to an office located more than 50 miles away from his current office location, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

If an executive officer receives any payment or benefit under his management agreement following termination of employment, he will not be entitled to receive severance benefits under his Letter Agreement.

Severance Arrangements

See the description of the named executive officers’ Letter Agreements above for information about severance pay and benefits.

Equity Awards

The 2012 LTIP provides for full vesting of equity awards granted under that plan, including stock options and RSUs, in the event of a recipient’s death or disability. In addition, the award agreements for the PSUs granted to executive officers under the 2012 LTIP provide that 50% of the number of units subject to those awards will vest upon the death or disability of the award recipient or upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity; if the death or disability or change in control occurs during the performance period, the target number of units will be deemed earned and will vest in full, and if the death or disability or change in control occurs after the units have been earned but before they are fully vested, the number of earned units will vest in full.

The award agreements for the MSUs granted to executive officers under the 2012 LTIP provide that upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity (i) each performance period is truncated to end on the day of such change in control; (ii) the units earned at the end of each adjusted performance period are calculated with a modified calculation of the relative return factor; (iii) a portion of these adjusted period earned units vest immediately (determined by multiplying the adjusted period earned units by a fraction, the numerator of which is the number of days in the adjusted performance period and the denominator of which is the days in the performance period before adjustment); and (iv) the unvested units after the previous calculation will vest monthly. Furthermore, if the award recipient is terminated for reasons other than Cause all unvested units described in the preceding sentence will vest in full. Except upon an award recipient’s death or disability after the final performance period in the applicable award agreement for an MSU (where only earned units will vest in full), all units will vest in full upon an award recipient’s death or disability.

Insurance Benefits

All FICO employees are covered under our Short and Long Term Disability Policies. For the first six months of a disability, the employee receives 60% of base salary under the Short Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $10,000 per month) under the Long Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers in connection with the termination of their employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2020, and the price per share of our common stock is the closing market price on September 30, 2020, (which was $425.38). Benefits payable under our Short and Long Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	3,900,000	5,850,000	—	—	—

Value of Benefits(2)	—	—	37,479	37,479	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	21,419,159	—	21,419,159	21,419,159
Market Value of Accelerated RSU Awards(4)	—	—	—	9,947,937	—	9,947,937	9,947,937

Market Value of Accelerated PSU Awards(5)	—	—	—	23,614,121	—	23,614,121	23,614,121

Market Value of Accelerated MSU Awards(6)	—	—	—	11,806,848	—	11,806,848	11,806,848
Total	—	—	3,937,479	72,675,544	—	66,788,065	66,788,065

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. Mr. Lansing’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Michael McLaughlin

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	675,000	675,000	—	—	—

Value of Benefits(2)	—	—	25,393	25,393	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	5,197,719	—	5,197,719	5,197,719

Market Value of Accelerated PSU Awards(5)	—	—	—	829,491	—	829,491	829,491

Market Value of Accelerated MSU Awards(6)	—	—	—	414,746	—	414,746	414,746
Total	—	—	700,393	7,142,349	—	6,441,956	6,441,956

(1)

Pursuant to Mr. McLaughlin’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason. Mr. McLaughlin’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. McLaughlin’s Letter Agreement, the Company is obligated to provide benefits to Mr. McLaughlin at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason. Mr. McLaughlin’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. McLaughlin currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. McLaughlin’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. McLaughlin’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Wayne Huyard

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	850,000	850,000	—	—	—

Value of Benefits(2)	—	—	26,052	26,052	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	4,999,066	—	4,999,066	4,999,066

Market Value of Accelerated PSU Awards(5)	—	—	—	7,297,819	—	7,297,819	7,297,819

Market Value of Accelerated MSU Awards(6)	—	—	—	3,648,910	—	3,648,910	3,648,910
Total	—	—	876,052	16,821,847	—	15,945,795	15,945,795

(1)

Pursuant to Mr. Huyard’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Huyard for good reason. Mr. Huyard’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Huyard for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Huyard’s Letter Agreement, the Company is obligated to provide benefits to Mr. Huyard at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Huyard for good reason. Mr. Huyard’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Huyard for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Huyard currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Huyard’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Huyard’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Claus Moldt

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	850,000	850,000	—	—	—
Value of Benefits(2)	—	—	10,985	10,985	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	6,655,070	—	6,655,070	6,655,070
Market Value of Accelerated PSU Awards(5)	—	—	—	2,736,044	—	2,736,044	2,736,044
Market Value of Accelerated MSU Awards(6)	—	—	—	1,368,022	—	1,368,022	1,368,022
Total	—	—	860,985	11,620,121	—	10,759,136	10,759,136

(1)

Pursuant to Mr. Moldt’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Moldt for good reason. Mr. Moldt’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Moldt for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Moldt’s Letter Agreement, the Company is obligated to provide benefits to Mr. Moldt at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Moldt for good reason. Mr. Moldt’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Moldt for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Moldt currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Moldt’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Moldt’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	875,000	875,000	—	—	—
Value of Benefits(2)	—	—	25,963	25,963	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	4,999,066	—	4,999,066	4,999,066
Market Value of Accelerated PSU Awards(5)	—	—	—	7,297,819	—	7,297,819	7,297,819
Market Value of Accelerated MSU Awards(6)	—	—	—	3,648,910	—	3,648,910	3,648,910
Total	—	—	900,963	16,846,758	—	15,945,795	15,945,795

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Wehmann currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2020, of $425.38 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,131,362	(1)	130.8725	(2)	5,948,424	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,131,362	(1)	130.8725	(2)	5,948,424	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of stock options or the vesting of RSUs, PSUs and MSUs granted under the 2012 LTIP that were outstanding as of September 30, 2020. The number of shares related to unearned PSUs and MSUs are assumed to be earned at the target award level. In the event that the unearned PSUs and MSUs are earned out at the maximum award level, an additional 92,286 shares would be issuable.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding RSU, PSU, and MSU awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 4,998,722 shares available for future issuance under the 2012 LTIP as of September 30, 2020 (assuming that unearned PSUs and MSUs are earned at the maximum award level) and (b) 949,702 shares available for issuance under the Company’s 2019 Employee Stock Purchase Plan (“ESPP”) as of September 30, 2020.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees and the annual total compensation of our Chief Executive Officer, William Lansing (our “CEO”):

For fiscal 2020:

•	the median of the annual total compensation of all our employees, other than our CEO, was $99,800;

•	the annual total compensation of our CEO was $14,035,624; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 141 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

•

In determining our employee population, we considered the 4,101 individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on August 31, 2020, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

•

To identify our median employee, we chose to use a consistently applied compensation measure, which we selected as annual base salary rate plus target annual bonus and actual sales incentive commissions paid and the grant-date fair value of long-term incentives granted for the 12-month period ending August 31, 2020. For simplicity with respect to part-time employees, we calculated annual base salary rate by multiplying the full-time equivalent annual base salary rate times a factor representing the percentage of full-time schedule regularly worked as of August 31, 2020 for part-time employees.

•	For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on August 31, 2020.

•

For permanent employees hired during fiscal 2020, we annualized their salary or base pay as if they had been employed for the entire 12-month measurement period. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population, who was a Product Support Lead Engineer based in Fairfax, Virginia. We then calculated the annual total compensation for this individual using the same methodology we used to calculate the amount reported for our CEO in the “Total” column of the Fiscal 2020 Summary Compensation Table as set forth in this proxy statement.

As disclosed in the Fiscal 2020 Summary Compensation Table, the annual total compensation for our CEO was $14,035,624.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted Item 402(u), the rule was not designed to facilitate comparisons of pay ratios among different companies, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

HELPFUL INFORMATION AND ONLINE RESOURCES

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held on March 3, 2021, because you were a stockholder of Fair Isaac Corporation at the close of business on January 4, 2021, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 27, 2021. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

What am I voting on and how does the Board recommend that I vote?

1.	Election of eight directors: Braden R. Kelly, Fabiola R. Arredondo, James D. Kirsner, William J. Lansing, Eva Manolis, Marc F. McMorris, Joanna Rees, and David A. Rey;

2.	Approval of the 2021 LTIP;

3.	Approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and

5.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the approval of the 2021 LTIP, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2021.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to approve the 2021 LTIP (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary to approve the 2021 LTIP. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on the proposal, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation as disclosed in this proxy statement (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for advisory approval of the named executive officer compensation as disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the LDCC will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2021. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does have discretionary authority to vote your shares on Proposal 4, even if the broker or other nominee does not receive voting instructions from you. Therefore, we do not expect any broker non-votes with respect to Proposal 4. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new proxy by telephone, internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 29,236,023 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, or by faxing your request to 408-904-7017. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $15,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on the “Investors” page of our website at www.fico.com and are also available in print and free of charge to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Leadership Development and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MARCH 3, 2021: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

OTHER INFORMATION

Stockholder Communications with Directors

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Stockholder Proposals and Nominations of Directors

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2022 Annual Meeting, the proposal must be received by our Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, no later than 5:00 P.M. local time on September 29, 2021, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2022 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Householding

We may deliver just one proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for us and our stockholders.

However, we will promptly deliver a separate copy if requested by any stockholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed in writing to Broadridge Financial Solutions, Inc., Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by phone at 1-866-540-7095.

In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials by contacting the Corporate Secretary at 181 Metro Drive, Suite 700, San Jose, California 95110 (if your shares are registered in your own name) or your bank, broker or other nominee (if your shares are registered in their name).

Internet Access to Proxy Materials

The proxy materials are located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

Requesting a Copy of the Company’s Annual Report on Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 27, 2021

Appendix A

FAIR ISAAC CORPORATION

2021 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Fair Isaac Corporation 2021 Long-Term Incentive Plan (the “Plan”) is to help attract and retain the best available people for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means the grant of a compensatory award under the Plan in the form of an Option, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means a Participant’s (i) failure or refusal to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of any Company code of conduct, of any agreement with the Company or any Affiliate or of any nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant resulting in gain or personal enrichment of the Participant at the expense of the Company or any Affiliate; or (v) engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company, any of its Affiliates, or any of their customers, employees or vendors.

(f) “Change in Control” means any one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities or 30% or more of the shares of Stock outstanding, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities or Stock as of the effective date of this Plan; or

(C) any Exchange Act Person becomes the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities as the result of any repurchase or other acquisition by the Company of its Voting Securities;

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities by one of the means described in those clauses, then a Change in Control shall be deemed to have occurred.

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) The consummation of a reorganization, merger or consolidation of the Company, or a sale or other disposition (in one or a series of transactions) of all or substantially all of the assets of the Company unless, immediately following such transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Voting Securities and outstanding Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 70% of, respectively, the combined voting power of the then outstanding Voting Securities and common stock of the surviving or acquiring entity (or its Parent) resulting from such transaction in substantially the same proportions as their ownership, immediately before such transaction, of the outstanding Company Voting Securities and outstanding Stock.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall (i) satisfy the independence requirements for independent directors and members of compensation committees as set forth from time to time in the Listed Company Manual of the New York Stock Exchange, and (ii) be a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i) “Company” means Fair Isaac Corporation, a Delaware corporation, or any successor thereto.

(j) “Continuing Director” means an individual who is (A) as of the effective date of the Plan, a director of the Company, (B) elected as a director of the Company subsequent to the effective date of the Plan for whose election proxies have been solicited by the Board, or (C) elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not removal) or to fill newly created directorships, but excluding, for purposes of clauses (B) and (C), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(k) “Disability” means “total and permanent disability” within the meaning of Code Section 22(e)(3).

(l) “Employee” means an employee of the Company or an Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(n) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(o) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported on www.NYSE.com or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(p) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Rights Award.

(q) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(r) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an entity.

(s) “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time.

(w) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(z) “Performance Measure” may include one or more of the following: revenue or net sales; gross profit; operating profit; net income; earnings before income taxes; earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; operating expenses; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; operating asset turnover; accounts receivable levels (including measured in terms of days sales outstanding); economic value added; improvement in or attainment of working capital levels; employee retention; customer satisfaction; implementation or completion of critical projects; and growth in customer base. Any performance goal based on one or more of the foregoing performance measures may, in the Committee’s discretion, be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures, and may relate to one or any combination of Company, Affiliate, business unit or individual performance.

(aa) “Plan” means this Fair Isaac Corporation 2021 Long-Term Incentive Plan, as amended and in effect from time to time.

(bb) “Prior Plan” means the Fair Isaac Corporation 2012 Long-Term Incentive Plan.

(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff) “Share” means a share of Stock.

(gg) “Stock” means the common stock, par value $0.01 per share, of the Company.

(hh) “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll) “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and

(4) taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 5,900,000, which includes any Shares of Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares to be issued under the Plan shall either be authorized and unissued Shares or treasury Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as 2.17 Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan, that is forfeited, cancelled, expires, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration, cash settlement or non-issuance, again become available for Awards under this Plan and correspondingly increase the number of Shares available for grant and issuance under Section 4(a) as provided in Section 4(c). The following Shares shall not, however, again become available for Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of an option issued under this Plan or the Prior Plan, and (iv) Shares subject to a Stock Appreciation Right issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the number of Shares available for grant under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and in connection with any calculation under the Plan that would otherwise result in the issuance or withholding of a fractional Share, the number of Shares shall be rounded down to the nearest whole Share.

(f) Limit on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Option, SAR and Full Value Awards granted during any calendar year to any Non-Employee Director (excluding any such Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) shall not exceed $800,000.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made individually or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date) and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control, (ii) a termination of Service due to death or Disability, (iii) a Substitute

Award that does not reduce the vesting period of the award being replaced, (iv) Awards made to Non-Employee Directors who elect to receive such Awards in exchange for cash compensation to which they would otherwise be or become entitled, and (v) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Company and shall be effective upon its receipt by the Company or an agent selected by the Company.

(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the originally scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for any reason other than death or Disability, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration, and the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination (except that if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SARs may be exercised for a period of one year after the date of such termination). If the Participant breaches any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Affiliate during such three-month period, however, all unexercised portions of any outstanding Awards may be immediately forfeited without consideration at the Committee’s discretion.

(2) Upon termination of Service due to death or Disability, all outstanding Options and SARs shall become fully exercisable and shall remain exercisable for a period of one year after the date of such termination, and all outstanding Full Value Awards shall fully vest immediately. All performance goals applicable to any performance-based Awards will be deemed to have been satisfied at targeted performance.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more performance goals based on corporate, Subsidiary, business unit or individual Performance Measures which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement of such Award. In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. The

Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include but are not limited to a Change of Control, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award whose vesting is subject to the satisfaction of specified performance objectives will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including payment under a broker-assisted sale and remittance program acceptable to the Company or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8. Stock Appreciation Rights.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR of the number of Shares as to which the SAR is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercisability and Expiration. Each SAR may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee; together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 17(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11. Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make appropriate adjustments to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Change in Control Involving Certain Mergers or Acquisitions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity.

(1) Continuation, Assumption or Replacement of Awards. In the event of such a Change in Control, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by Sections 12(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(3) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

(2) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with such a Change in Control, then such outstanding Awards shall be canceled at or immediately prior to the effective time of the Change in Control in exchange for payments in cash to the holders as provided in this Section 12(b)(2). The payment for any canceled Award that was denominated in Shares shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control for the number of Shares remaining subject to the Award (regardless of whether such Shares are vested or exercisable at the time of the Change of Control), and (ii) the aggregate exercise price (if any) for such Shares. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(2) without payment of any kind to the affected Participant. In the case of performance-based Awards, the number of Shares remaining subject to an Award shall be calculated by deeming all performance goals to have been satisfied at targeted performance.

(3) Termination After Continuation, Assumption or Replacement. The Committee may provide in its discretion (in the applicable Agreement or otherwise) that if and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if a Participant experiences an involuntary termination of Service for reasons other than Cause within a specified amount of time following the Change in Control, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for a period of time to be determined by the Committee (but in no event greater than one year) following the Participant’s termination of Service, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(c) Other Change in Control. In connection with a Change in Control that does not fit the circumstances described in Section 12(b), the Committee may provide in its discretion (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within a specified amount of time following the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(2). The Committee will not be required to treat all Awards similarly in such circumstances.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event the shareholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any taxes or other amounts required to be withheld with respect to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any taxes or other amounts required to be withheld before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s maximum required withholding rate in the applicable jurisdiction) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes or amounts under applicable laws.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms unless limited in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i)(2).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Affiliate, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is first approved by the Company’s shareholders.

16. Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. None of the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and the Committee shall endeavor to structure Awards and administer and interpret the Plan in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; and

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Committee, nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause, violation of any material Company or Affiliate policy, breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is referenced in the proxy statement to which this Appendix B is attached, and means GAAP net income, adjusted for interest expense, net, provision for income taxes, other expense (income), net, amortization of intangible assets, depreciation, stock-based compensation expense, and restructuring and acquisition-related charges. Adjusted EBITDA is a non-GAAP financial measure and is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of net income to Adjusted EBITDA for the fiscal year ended September 30, 2020:

Year Ended September 30, 2020
GAAP net income	$236,411
Adjustments:
Interest expense, net	42,177
Provision for income taxes	20,589
Other expense (income), net	(3,208)
Amortization of intangible assets	4,993
Depreciation	23,452
Stock-based compensation expense	93,681
Restructuring and acquisition-related charges	45,029

Adjusted EBITDA	$463,124

FAIR ISAAC CORPORATION ATTN: CARRIE H. DARLING 181 METRO DRIVE, SUITE 700 SAN JOSE, CA 95110	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.
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Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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D28940-P47538	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:

1.	To elect eight directors to serve until the 2022 Annual Meeting and thereafter until their successors are elected and qualified.		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h.	Braden R. Kelly Fabiola R. Arredondo James D. Kirsner William J. Lansing Eva Manolis Marc F. McMorris Joanna Rees David A. Rey	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
						2.	To approve the 2021 Long-Term Incentive Plan.	☐	☐	☐
						3.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the proxy statement.	☐	☐	☐
						4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.	☐	☐	☐
						5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Please indicate if you plan to attend this meeting.			Yes ☐	No ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.
Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Each stockholder may be asked to present valid picture identification,

such as a driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2021 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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D28941-P47538

FAIR ISAAC CORPORATION Annual Meeting of Stockholders March 3, 2021 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Carrie H. Darling, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 3, 2021, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side